UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2013

_______________________

FINJAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	000-33304	20-4075963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

261 Madison Avenue, New York, New York		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 755-3320

Converted Organics, Inc.
7A Commercial Wharf West, Boston, Massachusetts 02110
(Former name or former address, if changed since last report)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K includes the following items on Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement.
Item 1.02	Termination of a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 3.02	Unregistered Sales of Equity Securities.
Item 4.01	Changes in Registrant’s Certifying Accountant.
Item 5.01	Changes in Control of Registrant.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 9.01	Financial Statements and Exhibits.

This Current Report on Form 8-K reports, among other things, Converted Organic Inc.’s (now known as Finjan Holdings, Inc.) acquisition of Finjan, Inc., a Delaware corporation (“Finjan”).  Due to the significance of Finjan’s business relative to the organic fertilizer business that Converted Organics, Inc. operated prior to the acquisition, the 91.5% ownership of our common equity by former Finjan stockholders resulting from the acquisition and the changes in management resulting from the acquisition, among other factors, Finjan will be deemed the acquirer for accounting purposes. Although Converted Organics, Inc. was not a “shell” company prior to the acquisition, we have elected to provide substantially the same information that we believe would have been required to be included if this Current Report on Form 8-K had been filed under Item 5.06 of Form 8-K.

Unless the context otherwise requires or where otherwise indicated (i) “we,” “our,” “us,” “our company,” ”the company” and similar expressions used in this Current Report refer to Finjan Holdings, Inc. (formerly Converted Organics, Inc.) and its consolidated subsidiaries, collectively; (ii)  the term “Finjan” refers to Finjan, Inc., one of our wholly-owned subsidiaries, which we acquired in the acquisition reported herein; and (iii) the term “Converted Organics” refers to Converted Organics of California LLC and its subsidiaries, which we owned prior to our acquisition of Finjan.

Throughout this report, we refer to the business we conduct through Finjan as our “online security technology business” and we refer to the business we conduct through Converted Organics as our “organic fertilizer business.”

Item 1.01                      Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 3, 2013, Converted Organics, Inc., a Delaware corporation (now known as Finjan Holdings, Inc.) (the “Company”), entered into an Agreement and Plan of Merger, dated as of June 3, 2013 (the “Merger Agreement”), by and among the Company, COIN Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Finjan, Inc., a Delaware corporation (“Finjan”).  Pursuant to the Merger Agreement, Merger Sub merged with and into Finjan, with Finjan remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the “Reverse Merger”).  The Reverse Merger was effective as of June 3, 2013, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

At the effective time of the Reverse Merger (the “Effective Time”), the legal existence of Merger Sub ceased and (i) each share of common stock, par value $0.001 per share, of Merger Sub that was outstanding immediately prior to the Effective Time was converted into the right to receive one (1) share of common stock, par value $0.01 per share, of the surviving corporation, (ii) each share of common stock, par value $0.01 per share, of Finjan that was outstanding immediately prior to the Effective Time was converted into the right to receive 247,087.147 shares of our common stock, par value $0.0001 per share, with fractional shares rounded to the nearest whole number (such number of shares of our common stock issuable for each share of Finjan common stock, the “Exchange Ratio”), and (iii) each share of common stock of Finjan held in the treasury of Finjan immediately prior to the Effective Time was cancelled in the Merger and ceased to exist.  In addition, each option to purchase shares of Finjan common stock that was outstanding immediately prior to the Effective Time (whether or not vested or exercisable) (the “Pre-Closing Finjan Options”) was converted into an option (the “Post-Closing Company Options”) to purchase the number of shares of our common stock, rounded to the nearest whole share, determined by multiplying the number of shares of Finjan common stock subject to the Finjan option immediately prior to the Effective Time by the Exchange Ratio, on the same terms and conditions as were applicable to such Pre-Closing Finjan Option, subject to adjustment of the exercise price.  The exercise price per share of each Post Closing Company Option was determined by dividing the exercise price of each Pre-Closing Finjan Option by 247,087.147, and rounding up to the nearest whole cent. See further discussion in "Certain Relationships and Related Party Transactions" below.

Effective as of 12:01 a.m. on June 3, 2013, prior to the consummation of the Reverse Merger, the Company effected a 1-for-500 reverse stock split of our issued and outstanding shares of common stock (the “Reverse Split”) immediately following the effectiveness of which every 500 issued and outstanding shares of our common stock automatically converted into one share of our common stock.  Unless the context otherwise requires, whenever we refer to shares of common stock of the Company in this Current Report on Form 8-K, such shares are discussed on a post-Reverse Split basis.  See Item 2.01 under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Recent Developments—1-for-500 Reverse Stock Split” and Item 5.03 for more information concerning the Reverse Split.

Upon completion of the Reverse Merger, the former stockholders of Finjan held approximately 91.5% of the outstanding shares of capital stock of the Company on a fully-diluted basis, after giving effect to the Reverse Merger and assuming the exercise or conversion of all outstanding warrants, options, preferred stock, debentures, promissory notes or other obligations or securities convertible, exercisable or exchangeable for or into shares of the Company’s common stock as of the Effective Time (but excluding any shares underlying options to purchase Finjan common stock which were converted into options to purchase our common stock).  Accordingly, the Reverse Merger represents a change in control of the Company.  As of the date of this report, there are 268,420,355 shares of the Company’s common stock outstanding and no shares of the Company’s preferred stock outstanding.

The Merger Agreement contained customary representations and warranties made by Finjan and the Company, including, but not limited to, representations and warranties regarding their respective capitalizations as of the Effective Time.  In the event that, at any time prior to the one year anniversary of the closing of the Reverse Merger, it is discoverd that the number of shares of Company common stock issued to former stockholders of Finjan in the Reverse Merger constituted less than 91.5% of the outstanding capital stock of the Company on a fully-diluted basis immediately following the Effective Time (excluding any shares underlying options to purchase Finjan common stock which were converted into options to purchase our common stock), the Company is required to  issue to the former stockholders of Finjan an aggregate number of shares (the “True Up Shares”) sufficient to provide the former stockholders of Finjan the number of shares that would have been necessary to provide the former stockholders of Finjan such percentage ownership of the Company, subject to exceptions for derivative securities convertible into or exercisable or exchangeable for (i) shares of Company common stock at an exercise price of greater than $100 per share or (ii) less than 500 shares of Company common stock when aggregated with all other such derivative securities (in each case subject to applicable adjustment for any split, combination, exchange or similar change affecting the Company common stock occurring after the Reverse Split).

The Company intends to carry on Finjan’s business as its principal line of business, although the Company continues to operate its organic fertilizer business through Converted Organics of California, LLC (“Converted Organics”), a wholly owned subsidiary of the Company.  We are evaluating whether to continue our organic fertilizer business as currently conducted.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.  The Company has relocated its executive offices to those of Finjan at 261 Madison Avenue, New York, New York 10016.  The Company’s new telephone number is (646) 755-3320, its new fax number is (646) 568-5791, and its corporate website is finjan.com.  The information on, or accessible through, the Company’s website does not constitute part of, and is not incorporated by reference into, this Current Report.

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) section 805, “Business Combinations”, Finjan is considered the accounting acquiror in the Reverse Merger.  Finjan is considered the acquiror for accounting purposes, and will account for the transaction as a reverse business combination, because Finjan’s former stockholders received the greater portion of the voting rights in the combined entity and Finjan’s senior management represents all of the senior management of the combined entity.  Consequently, the assets and liabilities and the historical operations that will be reflected in our consolidated financial statements will be those of Finjan and will be recorded at the historical cost basis of Finjan.

The shares of common stock of the Company issued in the Reverse Merger to the former stockholders of Finjan were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were in each case offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder, and the exemption from state securities law registration requirements provided by Section 18(b)(4)(D) of the Securities Act.  The Company relied on such exemptions based in part on written representations made by the former stockholders of Finjan, including representations with respect to each stockholder’s status as an accredited investor and investment intent with respect to the acquired securities.  The shares of common stock issued in the Reverse Merger to the former stockholders of Finjan may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and each of the certificates or instruments evidencing such shares bears a legend to that effect.  In connection with the Reverse Merger, the Company agreed to file a registration statement on Form S-1 with the United States Securities and Exchange Commission (“SEC”) covering the resale of all shares of our common stock issued to former stockholders of Finjan pursuant to the Merger Agreement.  See “Registration Rights Agreement” below.

The disclosures set forth in Items 2.01, 3.02, 5.01, 5.02, 5.03 and 5.07 of this Current Report on Form 8-K are incorporated herein by reference.

The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Exchange Agreement

On June 3, 2013, as a condition to the closing of the Reverse Merger, we entered into an Exchange Agreement (the “Exchange Agreement”) with each of Hudson Bay Master Fund Ltd., a Cayman Islands company (“Hudson Bay”), and Iroquois Master Fund Ltd., a Cayman Islands company (“Iroquois”).  Pursuant to the Exchange Agreement, immediately following the effectiveness of the Reverse Merger, Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of our convertible notes, 13,281 shares of our 1% Series A Convertible Preferred Stock (“Series A Preferred Stock”) and warrants to purchase an aggregate of 633,327,047 shares of our common stock for an aggregate of 21,473,628 shares of our common stock, or 8% of our outstanding common stock immediately following the Reverse Merger on a fully-diluted basis immediately following the Effective Time (but excluding any shares underlying the Post-Closing Company Options issued pursuant to the Merger Agreement).   Each of Hudson Bay and Iroquois also released us, our affiliates, subsidiaries and related companies from any and all debts, liabilities and other claims such party has, had or may claim to have against us, except for those related to any breach of the Exchange Agreement, the Registration Rights Agreement (as defined below) or the Closing Agreement (as defined below).

The Exchange Agreement also provides that, at any time that True Up Shares shall be issuable pursuant to the Merger Agreement, the Company will be required to issue to Hudson Bay and Iroquois an aggregate number of shares sufficient to provide Hudson Bay and Iroquois an aggregate number of shares that would have been necessary to provide such investors with approximately 8% of the Company’s outstanding capital stock on a fully-diluted basis immediately following the Effective Time (excluding any shares underlying options to purchase Finjan common stock which were converted into options to purchase our common stock.

Following the effectiveness of the Exchange Agreement, there are no outstanding securities convertible into our common stock other than (i) options granted under our Converted Organics, Inc. Amended and Restated 2006 Option Plan (the “2006 Option Plan”), Converted Organics, Inc. Omnibus Stock Compensation Plan adopted in 2010 (“2010 Plan”) and, the Post-Closing Company Options issued pursuant to the Merger Agreement under the Finjan Holdings, Inc. 2013 Global Stock Option Plan (including the appendices thereto) (the “2013 Option Plan”), which are exercisable for an aggregate of 19,025,727 shares of our common stock (including 19,025,710 shares of common stock issuable upon exercise of the Post-Closing Company Options issued pursuant to the Merger Agreement), and (ii) our Class C, Class D and Class H warrants, which are exercisable for 1, 1 and 7 shares of our common stock, respectively, after giving effect to reverse stock splits completed following the date of issuance of the applicable warrant, including the Reverse Split, and subject to further adjustment in accordance with the terms of the applicable warrant.   The 2013 Option Plan was adopted by the Company’s board of directors in connection with the Reverse Merger.  For additional information regarding the 2013 Option Plan, see “MANAGEMENT—Employee Benefit Plans—2013 Option Plan.”

The shares of common stock issued to each of Hudson Bay and Iroquois pursuant to the Exchange Agreement were issued in accordance with an exemption from registration pursuant to Regulation D promulgated under the Securities Act.

The foregoing description of the Exchange Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the full text of the Exchange Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Closing Agreement

On June 3, 2013, in connection with the Reverse Merger, we entered into a Closing Agreement (the “Closing Agreement”) with Hudson Bay, Iroquois and Michael Eisenberg, in his capacity as the stockholder representative of the former Finjan stockholders (in such capacity, the “Stockholder Representative”).  Pursuant to the Closing Agreement, Hudson Bay and Iroquois severally but not jointly agreed to make certain payments to the Company within five days following the Effective Time of the Reverse Merger in an amount equal to certain known liabilities and obligations of the Company existing as of the Effective Time.  In addition, Hudson Bay and Iroquois severally but not jointly agreed to pay the Stockholder Representative, for the benefit of the former Finjan stockholders, an amount equal to any and all payments made by the Company in respect of certain unknown liabilities prior to the one-year anniversary of the Effective Time in an amount not to exceed $1,000,000 in the aggregate.  Hudson Bay and Iroquois’ obligations in respect of unknown liabilities are subject to the satisfaction of certain conditions related to the market price and trading volume of our common stock as well as the eligibility of Hudson Bay and Iroquois to sell their shares of Common Stock without any volume restrictions under Federal securities laws.  Hudson Bay and Iroquois will not be required to make such payments in respect of unknown liabilities until reimbursable payments by us equal or exceed $100,000. The estimated fair value of the indemnification was deemed de minimus to the financial statements, pro-forma financial statements and related disclosures.

The foregoing description of the Closing Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the full text of the Closing Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Registration Rights Agreement

On June 3, 2013, in connection with the Reverse Merger, we entered into a registration rights agreement (the “Registration Rights Agreement”) with former stockholders of Finjan who hold, in the aggregate, 237,203,659 (or approximately 96.6%) of the shares of our common stock issued in the Reverse Merger, as well as Hudson Bay and Iroquois.  Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 with the SEC covering the resale of all shares of our common stock held by such stockholders, on or before the 45th calendar day following the date of the Registration Rights Agreement, and to use our commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable following its filing with the SEC.

We are also obligated to maintain the effectiveness of the registration statement to be filed pursuant to the Registration Rights Agreement until the earliest of (1) the first date on which all the securities covered by such registration statement have been sold, and (2) the first date on which none of the securities included in the registration statement constitute “Registrable Securities” (as such term is defined in the registration rights agreement), including by virtue of the eligibility of such shares to be sold pursuant to Rule 144(b)(1) under the Securities Act without volume restrictions.  All expenses incurred in connection with the registration of securities pursuant to the Registration Rights Agreement will be borne by the Company.

The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Lock-Up Agreement

On June 3, 2013, in connection with the Reverse Merger, we entered into Lock-Up Agreements with former Finjan stockholders who hold, in the aggregate, 237,203,659 (or approximately 96.6%) of the shares of our common stock issued in the Reverse Merger.  Pursuant to the Lock-Up Agreements, each stockholder party thereto agreed that, for the period commencing on the date of the closing of the Reverse Merger until the ten-month anniversary of the date that the SEC declares the registration statement filed pursuant to the Registration Rights Agreement effective, such stockholder will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable for our common stock that we issue to such stockholder (which we refer to collectively as the “Lock-Up Shares”) or securities or rights convertible into or exchangeable or exercisable for any Lock-Up Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares or such other securities, in cash or otherwise.

Ten percent of each stockholder’s Lock-Up Shares will be automatically released from the restrictions set forth in the Lock-Up Agreements on the date the registration statement filed pursuant to the Registration Rights Agreement is declared effective and on each monthly anniversary of such date; provided, however, that until the six-month anniversary of the Reverse Merger, the release of the stockholder’s Lock-Up Shares will be suspended to the extent (but only to the extent) that the percentage of each stockholder’s Lock-Up Shares available for sale under the Lock-Up release provisions exceeds the percentage of shares issuable to Hudson Bay and Iroquois under the Exchange Agreement that are eligible for resale pursuant to an effective registration statement.  In addition, notwithstanding the restrictions contained in the Lock-Up Agreements, stockholders party thereto are permitted to sell Lock-Up Shares to us, to affiliates of the selling stockholder, and to any party in open market sales at a per share sales price of $0.56 or above (subject to appropriate adjustment for any stock split, reclassification, recapitalization or other similar events).  Lock-Up Shares sold in compliance with the Lock-Up Agreements will thereafter not be subject to the Lock-Up Agreement.

The foregoing description of the Lock-Up Agreements and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the full text of the form of Lock-Up Agreement, a copy of which is filed as Exhibit 10.4 hereto and is incorporated herein by reference.

Item 1.02                      Termination of a Material Definitive Agreement.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Exchange Agreement” and Item 2.01 of this Current Report on Form 8-K under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Recent Developments—Exchange Agreement” and ‘EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change-in-Control” are incorporated herein by reference.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On June 3, 2013, we completed the Reverse  Merger, in which Merger Sub, a newly-created wholly-owned subsidiary of the Company, merged with and into Finjan, and Finjan remained as the surviving corporation of the merger, becoming our wholly-owned subsidiary.  The Reverse Merger was consummated under Delaware corporate law pursuant to the Merger Agreement.  Upon the closing of the Reverse Merger, we issued 245,604,624 shares of our common stock, par value $0.0001 per share, or 91.5% of the issued and outstanding shares of our common stock on a fully-diluted basis, after giving effect to the Reverse Merger and our recently completed Reverse Split (but excluding any shares underlying options to purchase Finjan common stock which were converted into options to purchase our common stock), to the stockholders of Finjan immediately prior to the Merger.  The shares of our common stock issued in the Reverse Merger were issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act to the former Finjan stockholders, each of which was an accredited investor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “potential,” “should,” “will,” “will be,” “would” and similar expressions, but this is not an exclusive way of identifying such statements. Our actual results, performance and achievements may differ materially from those expressed in, or implied by, the forward-looking statements contained in this Current Report on Form 8-K as a result of various risks, uncertainties and other factors, including those described above under the heading “Risk Factors” and elsewhere in this Current Report on Form 8-K.

Forward-looking statements speak only as of the date of this Current Report. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this Current Report on Form 8-K, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this Current Report on Form 8-K or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

BUSINESS

Our Business Segments

Effective upon the closing of the Merger, we operate two businesses, each of which constitutes a separate reportable segment. Our two reportable segments include: our online security technology segment, which we operate through Finjan, and our organic fertilizer segment, which we operate through Converted Organics.

Online Security Technology

Overview

Through Finjan, we own a portfolio of patents, related to software that proactively detects malicious code and thereby protects end users from identity and data theft, spyware, malware, phishing, trojans and other online threats.  Founded in 1997, Finjan was one of the first companies to develop and patent technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, which were previously standard in the online security industry.  As the network, web and endpoint security industries have transitioned to behavior-based detection of malicious code, we believe that our technology is widely used by third parties.

Development of Finjan’s Business

Finjan was founded in 1997 as a wholly-owned subsidiary of Finjan Software Ltd, an Israeli corporation, which we refer to as “Finjan’s initial parent,” to exploit proprietary technology that focused on proactively detecting threats to online security by identifying patterns and behavior of online viruses and other malicious code, rather than relying on lists of threats known within the online security industry.   This technology allows users to proactively scan and repel the newest, and often unknown, threats to network, web, and endpoint security on a real-time basis.  Following the development of its patented technology, Finjan’s initial parent, together with its subsidiaries, provided secure web solutions, including security software, to the enterprise and endpoint markets.

In 2002, Finjan’s initial parent engaged in a reorganization in which Finjan Software, Inc., a Delaware corporation, or “FSI,” was formed to acquire and hold all of the capital stock of Finjan.  Between 2002 and 2009, FSI focused its efforts on research and development and sales and marketing activities in an effort to bolster its position in the industry and enhance its portfolio of content inspection technologies.  During that time period, FSI’s activities were funded primarily by venture capital firms with extensive experience providing capital and management expertise to software security firms, some with investment and operational experience within Israel’s thriving cybersecurity and technology sectors.  Finjan also received financial backing from multi-national software and technology companies.

In October 2009, FSI sold its portfolio of intellectual property to Finjan.  Thereafter, in November, 2009, FSI sold certain assets, including certain of its operating subsidiaries (other than Finjan) and its sales and marketing assets, and Finjan granted a non-exclusive patent license to M86 Security Inc., which we refer to as “M86,” for 7,075,629 shares of M86 common stock of which 1,548,148 were issued to Finjan and the balance of which were issued to FSI.  In connection with that transaction, and subsequent to November 2009, FSI and its remaining subsidiaries ceased the development, marketing and sale of its products, but retained all patents and related rights. In January 2012, Finjan purchased 1,837,595 shares of M86 Series C Preferred Stock and warrants to purchase 459,399 shares of M86 Series C Preferred Stock for an aggregate purchase price of $1,601,097.  In March, 2012, M86 entered into a business combination with Trustwave Holdings, Inc., which we refer to as “Trustwave.”  In connection with the transaction between Trustwave and M86, Finjan exchanged its interest in M86 for shares of the common stock of Trustwave.  In conjunction with that transaction, Finjan modified the non-exclusive license to use certain of Finjan’s technology previously granted to M86, which license is fully paid unless certain conditions are satisfied, in which case Finjan may be entitled to receive additional payments from Trustwave.  In exchange for modifying such license, Finjan received 224,000 additional shares of Trustwave Class A common stock.

Between approximately 2002 and 2006, competitors in the online security industry began moving towards real-time, behavior-based, proactive threat detection, at times in violation of Finjan’s patent rights and, beginning in 2005, Finjan commenced patent infringement litigation against third parties it believed were infringing its patents.  Following the M86 transactions, Finjan raised additional funds from its existing stockholders to finance its activities, which have consisted primarily of licensing and enforcing its intellectual property rights in network, web and endpoint security fields.  See “—Licensing and Enforcement Business” below.

In August 2011, Finjan sold certain fully amortized patents for $1,600,000 and incurred $320,000 of fees associated with the transactions. Such patents were related to the protection of online images against unauthorized copying, which Finjan previously acquired from an unaffiliated third party in approximately 2005.

In April 2013, Finjan distributed securities of Trustwave and one other unaffiliated entity which it previously held to FSI, and made a payment of cash in an amount sufficient to repay and satisfy in full an intercompany loan from FSI to Finjan.  Following that distribution, the board of directors and stockholders of FSI approved the dissolution of, and a plan of liquidation for, FSI that resulted, among other things,  in the distribution of Finjan common stock to certain of FSI’s stockholders, each of whom received shares of our common stock in the Reverse Merger.

Licensing and Enforcement Business

Through Finjan, we generate revenues and related cash flows by granting intellectual property licenses for the use of patented technologies that we own by actively enforcing our patent rights against unauthorized use of our technologies (i.e. non-compliant licensees).   Most of our license agreements, whether entered into via traditional licensing or enforcement litigation or otherwise, are structured on a paid-up basis, while some of our license agreements provide for future royalty payments in the event the licensee achieves milestones specified in the applicable license agreement. Upon entering into a new patent license agreement, the licensee typically agrees to pay consideration for sales made prior to the effective date of the license, in an amount related to the royalties we would have received had a license been in effect at the time of such sales.

Under U.S. law, a patent owner has the right to exclude others from making, selling or using the owner’s patented technology without a license to do so.  We believe that some “anti-virus” and similar software products that rely on behavior-based threat detection in network hardware, web gateways, endpoint software, or services delivered through the “Cloud” via SaaS may require a license under our patents.  In many cases, unauthorized users of our technology are unwilling, at least initially, to negotiate or pay reasonable royalties for their infringement of our patents and often fight any allegations of patent infringement. As a result of the common reluctance of patent infringers to negotiate and ultimately take a patent license without at least the threat of legal action, patent licensing and enforcement often begins with the filing of patent enforcement litigation.  Accordingly, if we believe a party is required to license our patents in order to sell certain products and such party refuses to do so, we may institute legal action against them.  In a patent infringement lawsuit, we would typically seek damages for past infringement and an injunction against future infringement.  We evaluate, on a case-by-case basis, whether to commence litigation, pursue litigation until a judgment is obtained or settle litigation based on a number of factors, including the strength of our patent claims, validity, the evidence that the patent is being infringed and the terms of any proposed settlement or license agreement.

In June 2006, Finjan’s initial parent filed a patent infringement lawsuit against Secure Computing Corp. and its subsidiaries, which we refer to collectively as “Secure Computing,” in the United States District Court for the district of Delaware, which we refer to as the “Secure Computing Litigation.”  Finjan, which succeeded its initial parent as the plaintiff in the litigation, asserted that Secure Computing had willfully infringed three of Finjan’s U.S. patents and sought an injunction and damages for such infringement.  In the Secure Computing Litigation, Secure Computing filed counterclaims for patent infringement, asserting that Finjan was infringing two U.S. patents.  At trial, a jury determined that Secure Computing willfully infringed Finjan's three patents and found that Finjan did not infringe Secure Computing’s patents. The jury awarded Finjan approximately $9.0 million for past infringement and in August 2009, the court increased the damages award to $23.8 million. Post judgment interest continued to accumulate until the date of the payment. The court also issued a permanent injunction prohibiting Secure Computing from making, using, selling or offering to sell any infringing products.  In September 2011, Finjan received gross proceeds of $37.9 million from Secure Computing, including $14.4 million of interest, in satisfaction of the judgment.  Finjan paid approximately $9.0 million of legal fees incurred in connection with the Secure Computing Litigation from such proceeds.

In 2010, Finjan filed a patent infringement lawsuit against five additional software and technology companies, which we refer to as the “2010 Litigation.”  Finjan negotiated out-of-court settlements with two of the defendants while three defendants continued to trial.  Following a three-week jury trial held in December 2012, the jury rendered an adverse verdict in the 2010 Litigation.  The jury concluded that the defendants had not infringed Finjan’s patents and also concluded that certain of the claims in Finjan’s patents that were asserted in the 2010 Litigation were invalid.  Finjan filed a post-trial motion to set aside the jury’s decisions that certain claims in the patents at issue are invalid and that the defendants had not infringed our patents.  There can be no assurance that the motion to set aside the jury verdict will be granted.

In April 2012, Finjan entered into a binding memorandum of understanding, or “MOU,” with one of the parties in the 2010 Litigation. As part of the MOU, Finjan agreed to withdraw its claims against such party in the 2010 Litigation and grant such party a license to use Finjan’s patents.  The license is fully paid up unless the holder of the license has aggregate annual net sales to third party distributors or re-sellers in excess of $10 million.  The MOU provided for the issuance to Finjan of 3.765% of the party’s common stock, which had a fair value at the time of settlement of approximately $8.4 million, and cash payments in the aggregate amount of $3.0 million, payable in three equal payments of $1.0 million, within eighteen months after the effective date of the final settlement and license agreement.  On July 30, 2012, Finjan received all of the above-mentioned shares and the first installment of the cash payment.  The second and third cash installments accrue interest at the rate of 4% per annum until paid and will be recognized when such payments are received.  Prior to the Reverse Merger, Finjan distributed all of the shares of common stock it received in the Settlement to its then-parent company and accordingly we do not own or have an interest in this company.

In November 2012, Finjan signed a Confidential Settlement, Release and License Agreement with one of the parties to the 2010 Litigation, a large, multinational software and technology company. Pursuant to the agreement, the counter-party paid a one-time fully paid up license fee to Finjan in the amount of $85 million in exchange for a perpetual, non-exclusive worldwide license to all of the Company's and its subsidiary's patents.  Following the signing of the agreement, Finjan dismissed all claims against the counter-party (including its affiliates).

Growth Strategy

We believe our patented technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, is significant and we intend to further monetize our technology through licensing.  Future licensing efforts may involve negotiated transactions or, if necessary, enforcement of our patent rights through litigation or other means.

We also intend to broaden our technology and patent holdings by working with inventors, acquiring technology companies, investing in research laboratories, start-ups, universities, and by creating strategic partnerships with large companies seeking to effectively and efficiently monetize their  technology and patent assets.  While we anticipate that our initial focus will remain in network, web and endpoint security we may seek to diversify to a broader software definition in the future.  Our experience with monetizing both technology and patents may be considered useful by potential acquisition candidates and strategic partners who may lack resources (in terms of capital, personnel and time) to effectively and efficiently  generate a return for those investments. We anticipate each opportunity may require a unique deal structure and have contemplated a number of  potential constructs;  we may acquire outright applicable technology and patents for an upfront fee, pay royalties based on future licensing revenue with respect to the acquired technology and patents, or commit shares of our common stock to the extent permitted under applicable securities laws and the rules of any securities exchange on which our securities are listed or a combination of the above.

As part of our acquisition and strategic partnership strategy, we will seek to identify technology and patents that have been or are anticipated to be widely adopted by third parties in connection with the manufacture or sale of products and services.  To date, other than a small patent portfolio that we acquired in 2005 and substantially sold thereafter, we have not acquired any material technology or intellectual property from third parties and no assurance can be given that we will be able to execute our acquisition and strategic partnership strategy on terms acceptable to us, if at all.  However, we intend to leverage the contacts and expertise of our directors and executive officers who, through their experience in the venture capital, technology and intellectual property monetization industries have a proven ability to identify potentially valuable opportunities for future investment.

Finjan’s intellectual property enforcement is handled primarily by outside consultants (including outside legal counsel and technology experts) and prior to April 2013, we had no full-time employees or consultants.  However, in April 2013, Finjan engaged Philip Hartstein to serve as Finjan’s President and Shimon Steinmetz to serve as Finjan’s Chief Financial Officer, in each case on a consulting basis.  We intend to hire or engage additional employees and/or consultants with skills and experience relevant to our online security technology business in the near term and to develop processes and procedures for identifying and evaluating the strength of a patent portfolio before the decision is made to acquire additional intellectual property or to commence enforcement actions.  Among other sources, we intend to utilize our connections in venture capital, cybersecurity and technology industries to identify and retain talented personnel.  There can be no assurances, however, that we will be successful in those endeavors.

Patented Technology

Through Finjan, we currently have twenty U.S. patents.  Finjan’s current U.S. issued patents expire at various times from 2016 through 2030 and it currently has three patent applications pending.  Finjan also has 7 international patents and 4 international patent applications pending.

Competition

We expect to encounter significant competition in the area of patent acquisitions and enforcement.  This includes a growing number of competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire.  Entities including Acacia Research Corporation, Interdigital, Inc., RPX Corporation (generally on behalf of subscribing operating companies), Vringo, Inc., Unwired Planet Inc. and VirnetX Holding compete in acquiring rights to patents, and we expect more entities to enter the market.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for technology acquisitions and licensing opportunities.  Many of these competitors may have more financial and human resources than us as well as more experience operating in our industry.  If we are successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in the online security industry, which we currently rely upon to generate future revenue.

Other companies may develop competing technologies that offer better or less expensive alternatives to our patented technologies that we may acquire and/or out-license.  Many potential competitors may have significantly greater resources than us.  Technological advances or entirely different approaches developed by one or more of our competitors could render certain of the technologies owned or controlled by our operating subsidiaries obsolete and/or materially reduce the value thereof.

Organic Fertilizers

Overview

Through our Converted Organics subsidiary, we operate a processing facility in Gonzales, CA that uses food and agricultural waste as raw materials to manufacture all-natural fertilizer and soil amendment products combining nutritional and disease suppression characteristics for sale to our agribusiness market.  We anticipate that any future revenue from our fertilizer business will be based upon our continued operation of our Gonzales, CA facility and possibly licensing the use of our technology to others.

We are evaluating whether to continue our organic fertilizer business.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.

Production and Sale of Organic Fertilizer

Our organic fertilizer is produced exclusively at our Gonzales, CA plant. The plant currently produces predominantly liquid products; with additional capital it could be modified to enable production of additional dry products as well. Revenue from our fertilizer manufacturing operations is predominately generated from the sale of liquid product to the agribusiness market in California, though we do generate a small amount of revenue from tip fees associated with the receipt of food waste at the facility and sell a limited amount of dry products.

Through Converted Organics, we sell and distribute the fertilizer manufactured at the Gonzales, CA plant through a small group of sales professionals who seek out large purchasers of fertilizer for distribution in our target geographic and product markets. Key activities of the sales organization include the introduction of our products to target clients and the development of our relationships with them. Due to Converted Organics’ small size, we believe that the most efficient means of distributing our fertilizer products is through regional distributors, and this method currently accounts for the majority of our sales. To the extent that we make sales directly to customers, we generally require our customers to handle delivery of the product.

To generate product for sale, we use our proprietary HTLC® process to convert food waste and other feedstock into fertilizer. In simplified terms, the process operates by encouraging naturally-occurring microbes to consume prepared feedstock. The action of the microbes on the feedstock is exothermic (heat-releasing), and causes the temperature of the feedstock to rise to very high, pathogen-destroying levels. Subsequently, thermophilic (heat-loving) bacteria naturally occurring in the food waste utilize oxygen to convert the waste into a rich blend of nutrients and single-cell proteins (aerobic digestion). Feedstock preparation, digestion temperature, rate of oxygen addition, acidity, and inoculation of the microbial regime are carefully controlled to produce products that are highly consistent from batch to batch. The HTLC® method can be used in any future operating plants, whether owned by us or licensed.

Our Gonzales, CA facility is our sole producer of our fertilizer product. During 2012 and 2011, we realized approximately $1.5 million and $2.5 million of revenue, respectively, from the sale of fertilizer from this facility.

Benefits of Our Fertilizer Products and Technology

The efficacy of our fertilizer products has been demonstrated both in university laboratories and multi-year growth trials. These field trials have been conducted on more than a dozen crops including potatoes, tomatoes, squash, blueberries, grapes, cotton, and turf grass. While these studies have not been published, peer-reviewed, or otherwise subject to third-party scrutiny, we believe that the trials and other data show our products to have several valuable attributes:

•
Plant Nutrition.  Historically, growers have focused on the nitrogen (N), phosphorous (P) and potassium (K) content of fertilizers. As agronomists have gained a better understanding of the importance of soil culture, they have turned their attention to humic and fulvic acids, phytohormones, and other micronutrients and growth regulators not present in petrochemical-based fertilizers. We believe that the presence of such ingredients in our fertilizer may cause its use to have significant beneficial effects on soil and plant health.

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Disease Suppression.  Based on field trials of product produced using our technology, we believe our products possess disease suppression characteristics that may eliminate or significantly reduce the need for fungicides and other crop protection products. The products’ disease suppression properties have been observed under controlled laboratory conditions and in documented field trials. We also have field reports that have shown the liquid concentrate to be effective in reducing the severity of powdery mildew on grapes, the verticillium pressure on tomatoes, and the scab in potatoes.

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Soil amendment.  As a result of its slow-release nature, our dry fertilizer product increases the organic content of soil, which improves granularity and water retention and thus reduces NPK leaching and run-off.

•	Pathogen-free. Due to high processing temperatures, our products are virtually pathogen-free and have an extended shelf life.

In addition to these agricultural benefits, we have also achieved Organic Materials Review Institute (OMRI) and/or Washington State Department of Agriculture (WSDA) certification for many of our products, allowing growers to use them in certified organic farming.

Competition

We operate our organic fertilizer business in a very competitive environment. The organic fertilizer business requires us to compete in three separate areas — organic waste stream feedstock, technology, and end products — each of which is quickly evolving. We believe we will be able to compete effectively, with adequate financial resources, because of the abundance of the supply of food waste in our geographic markets, the pricing of our tip fees, and the quality of our products and technology.

Competition for the organic waste stream feedstock includes landfills, incinerators, animal feed, land application, and traditional composting operations.

There are a variety of methods used to treat organic wastes, including composting, digestion, hydrolysis, and thermal processing.

Companies using these technologies may compete with us for organic material. These methods are defined as follows:

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Composting.  Composting is a natural process of decomposition that can be accelerated through the mounding of waste into windrows to retain the heat given off by bacteria involved in the decomposition process. Given the difficulties in controlling this process, the resulting compost is often inconsistent and generally would command a lower market price than our product. Further, large-scale composting facilities require significant amounts of land for operations, which, particularly in major metropolitan areas, may either not be readily available or may be too costly.

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Digestion  Digestion may be either aerobic (requiring oxygen) like the HTLC® process, or anaerobic (occurring without oxygen). Anaerobic digestion generally takes longer and produces significantly more odor as a result of the production of ammonia and methane, the latter of which is also a greenhouse gas. The methane gas produced has some value as a source of energy, but it is not readily transported and is thus generally limited to on-site use.

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Hydrolysis.  Hydrolysis is a chemical process by which water reacts with another substance, and it is usually catalyzed through the introduction of an acid. This reaction is used to convert cellulose present in the organic waste into sugars, which in turn may be converted into ethanol.

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Thermal.  Thermal technologies work by either completely or partially combusting organic materials for the purpose of generating electricity. Partial combustion methods may also lead to the production of useful and saleable byproducts, such as a variety of gases (e.g. hydrogen, carbon monoxide, and carbon dioxide) and organic liquids.

The organic fertilizer business is highly fragmented, under-capitalized, and growing rapidly. We are unaware of any dominant producers or products currently in the market. There are a number of single-input, protein-based products, such as fish, bone, and cottonseed meal, which can be used alone or mixed with chemical additives to create highly formulated fertilizer blends that target specific soil and crop needs. In this sense, they are similar to our products and provide additional competition in the organic fertilizer market. In the future, large producers of non-organic fertilizer may also increase their presence in the organic fertilizer market, and these companies are generally better-capitalized and have greater financial and marketing resources than we do.

Most of the fertilizer consumed annually in North America is mined or derived from natural gas or petroleum. These petroleum-based products generally have higher nutrient content (NPK) and cost less than organic fertilizers. Traditional petrochemical fertilizers are highly soluble and readily leach from the soil, and slow-release products, which must be coated or specially processed, command a premium. The economic value offered by petrochemicals, especially for field crops including corn, wheat, hay, and soybeans, will not be supplanted in the foreseeable future. We compete with large producers of non-organic fertilizers, many of which are significantly larger and better-capitalized than we are. In addition, we compete with numerous smaller producers of fertilizer.

Despite a large number of new products in the end market, we believe that our products have a unique set of characteristics. We believe positioning and branding the combination of nutrition and disease suppression characteristics will differentiate our products from other organic fertilizers to develop market demand, while maintaining or increasing pricing.

Target Markets

In the U.S., the majority of fertilizer is consumed by agribusiness, with the professional turf and retail segments consuming the remainder. The concern of farmers, gardeners, and landscapers about nutrient runoffs, soil health, and other long-term effects of conventional chemical fertilizers has increased demand for organic fertilizer. We have identified three target markets for our products, however due to cash and production limitations we are presently only marketing product into the agribusiness market:

•	Agribusiness. Conventional farms, organic farms, horticulture, hydroponics, and aquaculture.

•	Turf Management. Professional lawn care and landscaping, golf courses, and sod farms, as well as commercial, government, and institutional facilities.

•	Retail Sales. Home improvement outlets, garden supply stores, nurseries, Internet sales, and shopping networks.

We believe there are two primary business drivers influencing commercial agriculture. First, commercial farmers are focused on improving the economic yield of their land — i.e., maximizing the value derived from crop output (quantity and quality). Second, commercial farmers have begun to recognize the importance of reducing the use of chemical products while also meeting the demand for cost-effective, environmentally responsible alternatives. We believe this change in focus is the result of:

•	Consumer demand for safer, higher quality food;

•	The limitation on the use of certain synthetic products by government authorities, including nutrients such as nitrogen and chemicals such as methyl bromide;

•	Environmental concerns and the demand for sustainable technologies; and

•	Demand for more food for the growing world population.

We believe farmers are facing pressures to change from conventional production practices to more environmentally friendly practices. U.S. agricultural producers are turning to certified organic farming methods as a potential way to lower production costs, decrease reliance on nonrenewable resources such as chemical fertilizers, increase market share with an “organically grown” label and capture premium prices, thereby boosting farm income.

Governmental Regulation

Our end products are regulated by federal, state, county, and local governments, as well as various agencies thereof, including the United States Department of Agriculture.

In addition to the regulations governing the sale of our end products, our current facility and any future facilities are subject to extensive regulation. Specific permit and approval requirements are set by the state and state agencies, as well as local jurisdictions including but not limited to cities, towns, and counties. Any changes to our plant or procedures would likely require permit modifications.

Environmental regulations will also govern the operation of our current facility and any future facilities. Regulatory agencies may require us to remediate environmental conditions at our locations.

Future Development

We need additional capital to build additional plants to grow our organic fertilizer business or we need to license others to use our technology.  Our Converted Organics subsidiary does not have funds to build additional facilities and we have no plans to raise such funds or allocate funds generated from our online security technology business for that purpose.  We are evaluating whether to continue our organic fertilizer business as currently conducted.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.

Employees

As of May 13, 2013, we had twelve employees and three independent contractors working full time for us, on a consolidated basis.  Seven of our employees work in connection with our organic fertilizer segment (one in sales and six in operations) and five of our employees work in management and administration (of these, two are part time) of our organic fertilizer business. We have no full-time employees and have engaged three consultants (including our President and Chief Financial Officer) dedicated to our online security technology business on an independent contractor basis.  We rely on outside legal counsel and technology and other consultants, including Shlomo Touboul, Finjan’s founder and former chief technology officer, to conduct our online security technology business.  We intend to hire full-time employees (or additional consultants or independent contractors) in the near future to expand our online security technology business, although no assurance can be given that we will be able to attract or retain qualified employees on terms acceptable to us or at all.  Neither we nor any of our subsidiaries is a party to any collective bargaining agreement.  We consider our employee relations to be good.

Properties

Our principal executive office is located at 261 Madison Avenue, New York, New York 10016, which we use in connection with our online security technology segment and for general corporate purposes.

We license the space for our principal executive office on a month-to-month basis, pursuant to a license agreement, dated November 12, 2012, with WeWork 261 Madison LLC.  The license agreement provides for an aggregate monthly fee of $4,000 for our use of the space, which fee may be changed at the discretion of the licensor with notice to us.  The license agreement may be terminated by us on the last day of any calendar month with at least 30 days prior written notice.

We have a lease for land in Gonzales, CA, where our Gonzales, CA facility is located. The land is leased from VLH, a California LLC whose sole member is a former officer and a former director of our company. The lease provides for a monthly rent of $10,433. The lease is renewable for three 5-year terms after the expiration of the initial 10-year term. In addition, we own the Gonzales, CA facility and the operating equipment used in the facility.  Our Gonzalez, CA facility is used in our organic fertilizer segment.  Effective April 15, 2013, we assigned our rights and obligations under our Gonzales, CA lease to our Converted Organics subsidiary, which assumed our obligations thereunder.

On November 24, 2009 we signed a lease for office space for our former headquarters in Boston, Massachusetts. The lease was for 3 years and provided 4,510 square feet of usable space for a monthly rent of $9,772. We terminated this lease in May 2012.  We now lease, on a month-to-month basis, approximately 2,500 square feet of office space in Boston, Massachusetts, which is used primarily for administrative and managerial purposes. We pay rent of $2,800 per month for this space. We may terminate this additional lease at any time upon 30 days advance written notice.

Legal Proceedings

From time to time, in the normal course of business, we are a party to various legal proceedings. For additional information regarding legal proceedings to which we are a party, see “Business—Online Security Technology—Licensing and Enforcement Business” above.  Except for the 2010 Litigation and as described below, we do not currently expect that any currently pending proceedings will have a material adverse effect on our business, results of operations or financial condition.

In January 2012, Converted Organics Inc. received notice that a complaint has been filed in the United States District Court for the District of Massachusetts, captioned Aboriginal Import Export, Ltd. and Nicholas G. Brusatore (the “plaintiffs”) v. TerraSphere Systems LLC, Converted Organics Inc., William A. Gildea, Edward Gildea, Mark C. Gildea, and TerraSphere Inc. (the “defendants”). The allegations in the complaint relate to the Company’s acquisition of TerraSphere Systems, LLC in November 2010. On April 27, 2012, the parties entered into a settlement agreement pursuant to which the plaintiffs voluntarily dismissed the action with prejudice and without costs or fees. Pursuant to the settlement agreement, the parties agreed to terminate the restrictive covenant included in the acquisition agreement regarding the ability of the plaintiffs to compete with the Company. In addition, the parties agreed to release their claims against each other as they related to the legal action or the acquisition agreement pursuant to which the Company acquired TerraSphere Systems, LLC.

The Company has one lawsuit related to a prior dispute with an outside legal counsel.  The amounts of these accounts payable are listed as a liability of discontinued operations on our consolidated balance sheet.

Corporate Information and History

Finjan Holdings, Inc. (formerly, Converted Organics Inc.) was incorporated in Delaware in January of 2006 for the purpose of establishing a waste-to-fertilizer business. In February 2007, we successfully completed both a $9.9 million initial public offering of stock and a $17.5 million bond offering with the New Jersey Economic Development Authority. The net proceeds of these offerings were used to develop and construct a fertilizer manufacturing facility in Woodbridge, New Jersey. In January of 2008, we acquired the assets of Waste Recovery Industries, LLC and United Organic Products, LLC, making us the exclusive owner of the High Temperature Liquid Composting (HTLC) process, as well as a leading liquid fertilizer line and a processing facility in Gonzales, California. Also in 2008, operations commenced at the Woodbridge, New Jersey plant, with the production of dry fertilizer product beginning in 2009. We subsequently began distribution of the dry product in the professional turf and retail markets through professional landscaping companies and well known retailers like Home Depot and Whole Foods. In 2009, we also raised $27 million of additional capital and the Gonzales, California facility became cash flow positive. In 2010, we closed the Woodbridge, New Jersey plant, making the Gonzales, California plant our sole fertilizer manufacturing facility.

In March 2010, we began to operate an Industrial Wastewater Resources, or “IWR,” division to leverage our exclusive license of the LM-HT® Concentrator technology for the treatment of industrial wastewater.  On March 23, 2010, we entered into a loan and license agreement with Heartland Technology Partners, LLC, or “HTP.”  On September 17, 2012, we completed a transaction with HTP whereby we terminated all rights under the license agreement in exchange for $650,000 and we no longer have any rights under that agreement.  In light of the termination of our agreement with HTP, we will not generate future revenue from, or own any assets in, the IWR segment of our business and as such the results of operations for the years ended December 31, 2012 and 2011 were classified as discontinued operations.

On May 20, 2010, we formed TerraSphere Inc., a Delaware C corporation and a wholly owned subsidiary of the Company, for the purpose of acquiring the membership interests of TerraSphere Systems, LLC, or “TerraSphere Systems.” On July 6, 2010, we, TerraSphere Inc., Terrasphere Systems and the members of TerraSphere Systems entered into a membership interest purchase agreement, pursuant to which we agreed to acquire the membership interests of TerraSphere Systems. The agreement was approved by our stockholders on September 16, 2010 and we acquired 95% of the membership interests of TerraSphere Systems on November 12, 2010.  TerraSphere Systems is in the business of designing, building, and operating highly efficient and scalable systems, featuring a patented, proprietary technology that utilizes vertically-stacked modules to house rows of plants, which are then placed perpendicular to an interior light source to grow pesticide and chemical-free organic fruits and vegetables. On December 7, 2012, we entered into an agreement, whereby we transferred our entire ownership of TerraSphere Inc and its subsidiaries to a third party.  The purchaser received all of the assets of TerraSphere Inc. and its subsidiaries, assumed all of the liabilities of TerraSphere Inc. and its subsidiaries and paid us nominal cash consideration.  In light of the sale of TerraSphere Inc. and its subsidiaries, we will not generate future revenue from the vertical farming segment of our business and as such the results of operations for the years ended December 31, 2012 and 2011 were classified as discontinued operations.

On June 3, 2013, we entered into the Merger Agreement with Finjan and Merger Sub,  pursuant to which Merger Sub merged with and into Finjan, with Finjan being the surviving corporation.  The Reverse Merger was consummated on June 3, 2013.  As a result of the Reverse Merger, Finjan became our wholly-owned subsidiary and former holders of Finjan’s capital stock received an aggregate of 245,604,624 shares of our common stock, or 91.5% of our outstanding common stock at the effective time of the Reverse Merger (on a fully-diluted basis, but excluding any shares underlying the Post-Closing Company Options issued pursuant to the Merger Agreement).

On June 3, 2013, as a condition to the closing of the Reverse Merger, we entered into the Exchange Agreement.  Pursuant to the Exchange Agreement, immediately following the effectiveness of the Reverse Merger, each of Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of our convertible notes, 13,281 shares of our Series A Preferred Stock and warrants to purchase an aggregate of 633,327,047 shares of our common stock for an aggregate of 21,473,628 shares of our common stock, or 8% of our outstanding common stock immediately following the Reverse Merger (on a fully-diluted basis, but excluding any shares underlying the Post-Closing Company Options issued pursuant to the Merger Agreement).   Each of Hudson Bay and Iroquois also released us, our affiliates, subsidiaries and related companies from any and all debts, liabilities and other claims with respect to such convertible notes, Series A Preferred Stock and warrants.

Prior to the Reverse Merger, our corporate name was “Converted Organics, Inc.”  On June 3, 2013, we entered into an Agreement and Plan of Merger with our wholly-owned subsidiary, Finjan Holdings, Inc., a Delaware corporation, which was formed solely for the purpose of effecting the change of our corporate name (“Name Change Merger Sub”), pursuant to which, on June 3, 2013, Name Change Merger Sub was merged with and into our company, and our company remained as the surviving corporation.  Upon filing of the Certificate of Ownership and Merger reflecting the merger of Name Change Merger Sub with and into our company with the Delaware Secretary of State on June 3, 2013, we changed our corporate name from Converted Organics, Inc. to Finjan Holdings, Inc., without obtaining shareholder approval, through a short-form merger in accordance with Section 253 of the General Corporation Law of the State of Delaware.  We have notified the Financial Industry Regulatory Authority (“FINRA”) of our name change and requested that a new symbol be assigned to our common stock to reflect our new name.  However as of the date of this Report, the name change is not effective in the markets on which our securities are quoted and a new trading symbol has not been assigned.  Accordingly, our common stock will continue to trade under the name “Converted Organics, Inc.” and the symbol “COIN” until FINRA assigns a new symbol to our common stock and makes the name change effective in the market.

For additional information regarding Finjan’s corporate history, please see “Business—Online Security Technology—Development of Finjan’s Business” above.

Our principal executive offices are located at 261 Madison Avenue, New York, New York 10016. Our telephone number is (646) 755-3320 and our web address is finjan.com.  The information included or referred to on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this Current Report on Form 8-K

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks, uncertainties and other factors described below, in addition to the other information set forth in this Current Report on Form 8-K, before deciding whether to invest in shares of our common stock. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects. In that case, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock. See also “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Online Security Technology Business

Finjan’s limited operating history following its 2009 asset sale makes it difficult to evaluate its current business and future prospects.

Following the sale of its Finjan’s sales, marketing and certain other assets in 2009, Finjan’s business has consisted primarily of prosecution of the Secure Computing Litigation and the 2010 Litigation. Since 2009, Finjan has generated significant, but sporadic cash flows and net income through its licensing and enforcement activities.  Finjan has a very limited track record in executing its business plan which includes, among other things, acquiring, prosecuting, licensing, litigating or otherwise monetizing patent assets. Finjan’s limited operating history in its current line of business makes it difficult to evaluate its current business model and future prospects.  There is a significant risk that Finjan will not be able to implement or execute its current business plan, or demonstrate that its business plan is sound.

We are presently reliant exclusively on a limited number of patented technologies that we own through Finjan.

 Finjan derives substantially all of its income from a relatively small number of key technologies. Since the sale of Finjan’s operating assets in 2009, its assets consist primarily of twenty U.S. patents that we intend to monetize. Finjan’s current U.S. issued patents expire at various times from 2016 through 2030 and it currently has three patent applications pending. As new technological advances occur, many of the patented technologies we own through Finjan may become obsolete before they are completely monetized.  If we are unable to monetize our current patent assets for any reason, including obsolescence of our technology, the expiration of our patents or any other reason, we may be unable to acquire additional assets. If this occurs, our business and prospects would be materially harmed.

Any failure to protect or enforce our patent or other intellectual property rights could significantly impair our business.

Our ability to successfully operate our business depends largely on the validity and enforceability of our patent rights and the relevance of our patent rights to commercially viable products or services.  Third parties have challenged, and we expect will continue to challenge, the infringement, validity and enforceability of certain of our patents.  In some instances, our patent claims could be substantially narrowed or declared invalid, unenforceable, not essential or not infringed.  We cannot assure you that the validity and enforceability of our patents will be maintained or that our patent claims will be applicable to any particular product or service. In addition, the U.S. Patent and Trademark Office (“USPTO”) could invalidate or render unenforceable our current or future patents (if any) or materially narrow the scope of their claims during the course of a re-examination.   Any significant adverse finding as to the validity, enforceability or scope of certain of our patents and/or any successful design around certain of our patents could materially and adversely affect our ability to secure future settlements or licenses on beneficial terms, if at all, and otherwise harm our business.

In connection with the 2010 Litigation, a trial jury concluded that Finjan’s patents were not infringed by the three remaining defendants and rendered a verdict that certain claims in Finjan’s patents are invalid and unenforceable.  We are seeking to set aside the jury verdict, but there can be no assurance that we will be successful in doing so.  Even if we are successful in setting aside the jury verdict rendered in the 2010 Litigation, the specific patents may be invalidated, found not infringed or rendered unenforceable on further appeal.

The value of our patent assets may decline.

We will likely be required to spend significant time and resources to maintain the effectiveness of our issued patents by paying maintenance fees and making filings with the USPTO as well as prosecuting our patent applications.  In the future, we may acquire patent assets, including patent applications, which require us to spend resources to prosecute the applications with the USPTO.

Despite efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

•	our applications for patents may not be granted and, if granted, may be challenged or invalidated;

•	issued patents may not provide us with any competitive advantages versus potentially infringing parties;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or where competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

We expect to be involved in costly, time-consuming and uncertain litigation and administrative actions to enforce our patents, which may adversely affect our financial condition and our ability to operate our business.

If we believe a third party is required to obtain a license to use our technology, we may commence legal or administrative action if the third party refuses to enter into a license agreement with us.  Patent litigation is inherently risky and the outcome is uncertain and we cannot predict the outcome of any future litigation or administrative action.  Many of the other parties we believe infringe our patents, are large and well-financed companies with substantially greater resources than us and may devote substantial resources toward avoiding or limiting liability and the amount of associated damages for infringing our patents.  We could also face counterclaims that challenge the essential nature, validity, enforceability or infringement of our patents.  Regardless of whether legal action is successful, legal and expert fees and other costs associated with enforcement action have been, and may continue to be, significant.

Our cash flows are unpredictable, and this may harm our financial condition or the market price for our common stock.

The amount and timing of cash flows from our licensing and enforcement activities are subject to uncertainties stemming primarily from uncertainties regarding the rates of adoption of our patented technologies, the growth rates of our licensees, the outcome of enforcement actions and certain other factors.  As such, our income and cash flows may vary significantly from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

Our cash flows and income have been derived from a limited number of sources.

Our net income in recent years has been derived from a limited number of settlements and license agreements, and we expect that, in the near term, any income that we generate will be derived from a limited  number of sources.  In 2012, we derived approximately 88% of our net income from the gain generated by a single settlement.  If we are unable to identify other third parties who use our technology, our future income and cash flow could be adversely affected.

We currently have limited staffing, with no full-time employees and three full-time consultants engaged in our online security technology business.

Our online security technology business is highly dependent upon the efforts of our board of directors and outside consultants and professionals.  As of June 3, 2013, none of our twelve full-time employees were engaged in our online security technology business.  We have engaged three consultants on an independent contractor basis who are dedicated to our online security technology business, including our President and Chief Financial Officer, as well as three part-time consultants.  In order to successfully implement our growth strategy, we will require significant additional managerial and personnel resources.  If our business is successful, we will need to hire, train, manage and retain qualified personnel to meet the demands of our business.  If we fail to expand our managerial and personnel resources, our business and financial results and prospects may be materially harmed.

If we are unable to identify sources of new technology, our growth strategy may fail.

We do not invent new technologies or products and our growth strategy will depend, in part, on our ability to identify patents, patent portfolios, and other acquisition candidates.  To date, other than our acquisition of Finjan, neither we nor Finjan has engaged in any material acquisitions of technology or intellectual property assets from unaffiliated third parties.   If we are unable to establish and maintain relationships within our industry, we may not be able to identify new technology-based opportunities for sustainable revenues and growth.  Even if we are successful in establishing relationships with sources of technology, those relationships may not provide the volume or quality of technology and/or intellectual property assets necessary to sustain our licensing and enforcement business.   If we are unable to identify and establish meaningful relationships with sources of technology and intellectual property our growth strategy may fail.

We may be unable to achieve the financial or other goals intended at the time of any potential acquisition.

Acquisitions of technology patent portfolios or companies holding such assets are subject to numerous risks, including the following:

•	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

•	our inability to achieve the anticipated financial and other benefits of a specific acquisition;

•	our inability to retain key personnel from an acquired company, if necessary;

•	difficulty in maintaining controls, procedures and policies during the transition and integration process;

•	diversion of our management's attention from other business concerns; and

•	failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and patent portfolios, and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business and prospects could be adversely affected.  Depending upon the nature and structure of future acquisitions, our stockholders may not have the ability to vote on, or consent to, the consummation of any such acquisition.

The technology we acquire in the future, if any, may not be commercially successful.

We may acquire patents and technologies that are in the early stages of adoption in the commercial and consumer markets.  Demand for some of these technologies may be untested and subject to fluctuation based upon the rate at which our patents and technologies are adopted in products and services.  These technologies may require long development cycles and a substantial investment before we can determine their commercial viability. As a result, there can be no assurance as to whether technologies we acquire will have value that can be monetized.

Failures in our due diligence and/or inaccuracies of representations and warranties made by third parties may expose us to material liabilities, write-downs or write-offs in the future.

We expect to conduct due diligence investigations of the patent assets we seek to acquire in the future.  Due diligence is time consuming and expensive and, at times, we may also rely on opinions or representations or warranties of third parties to supplement or replace our own independent due diligence. Even if we conduct extensive due diligence on particular patent assets, this diligence may not reveal all material issues that affect the acquisition. If our diligence fails to identify issues related to the applicable patent assets or industry to which they relate, or opinions, representations or warranties prove to be inaccurate, we may be forced to later write-down or write-off assets, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our common stock.  In addition, we may acquire patent assets from a seller who does not have proper title to those assets.  In those cases, we could lose part or all of our investment in the assets.

Our acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent or other intellectual property assets may be time consuming, complex and costly to consummate.  As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These costs could adversely affect our operating results, and if we incur losses, the value of our securities could decline.

It may be difficult for us to verify royalty amounts that it is owed under licensing agreements, and this may cause us to lose revenues.

We anticipate that the terms of license agreements may require  licensees to document their use of our technology and report related data to us on a periodic basis. Although license terms may give us the right to audit books and records of  licensees to verify this information, audits can be expensive and time consuming, and may not be cost-effective based on our understanding of a licensee’s business.  Furthermore, any license compliance program that we establish to audit certain licensees in order to review the accuracy of the information contained in their royalty reports may not be effective to ensure we receive royalties to which we are entitled.

The success of our online security technology business depends in part upon our ability to retain the best legal counsel to represent us in patent enforcement litigation.

The success of our licensing and enforcement business depends upon our ability to retain the best legal counsel to advise us and manage our enforcement and litigation activities. As our licensing and enforcement actions increase, it may become more difficult to find the best legal counsel to handle our active litigation cases as conflicts prevent them from representing us.

In connection with patent enforcement actions, a court may rule that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us to certain material liabilities.

In connection with licensing and enforcement actions, it is possible that a defendant may claim and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions.  In such event, a court may issue monetary sanctions against us or our subsidiaries or award attorney's fees and/or expenses to a defendant(s), which could be material, and if we or our subsidiaries are required to pay such monetary sanctions, attorneys' fees and/or expenses, such payment could materially harm our operating results and our financial position.

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

If new legislation, regulations or rules are implemented either by Congress, the USPTO or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions are almost exclusively prosecuted in federal court. We believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our business plan includes the possible acquisition of patent applications pending before the USPTO. The value of any patent application we acquire will be dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could materially delay the process by which the USPTO issues patents and consequently any revenue that may be derived for the technology claimed in the patent application. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Competition for patent rights and patent portfolios is intense.

We expect to encounter competition in the area of patent acquisition and enforcement as the number of companies entering this market is increasing. This includes competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire. Entities including Acacia Research Corporation, InterDigital, Inc., RPX Corp, Unwired Planet, Inc., VirnetX Holding Corp and Vringo, Inc. compete in acquiring rights to patents, and we expect more entities to enter the market.

We anticipate that our future licensing and enforcement business will compete with venture capital firms and various industry leaders for technology licensing opportunities.  Many of these competitors may have more financial and human resources than we do.  If we or our competitors are successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we plan on pursuing to generate future revenue.

The markets served by our online security technology are subject to rapid technological change, and if we is unable to acquire new technologies and patents, our ability to generate revenues could be substantially impaired.

The markets served by our online security technology and our licensees frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis.  Online security products are based on continually evolving industry standards. This will require continued efforts and success in acquiring new patent portfolios with licensing and enforcement opportunities. If  we are unable to acquire new patented technologies and patent portfolios, or to identify and ensure compliance with evolving industry standards, our ability to generate revenues could be substantially impaired and our business and financial condition could be materially harmed.

We may require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

Based on our current operating plans, the current resources of the combined company are expected to be sufficient to fund our planned operations at least for the coming twelve months. We may nonetheless seek to raise additional financing if our board of directors determines that it is advisable to do so.  We may also need to raise additional funds in connection with any acquisitions of technology or intellectual property assets that we pursue or to fund licensing and enforcement actions.

While we may need to seek additional funding, we may not be able to obtain financing on acceptable terms, or at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our business plans.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of technology and intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring these assets, many of whom have greater cash resources than we have.

Our public company disclosure obligations may have unintended adverse consequences on our licensing and patent enforcement strategy.

We are subject to the disclosure and reporting requirements of applicable US securities laws and, if our securities are listed on a stock exchange, will be subject to the applicable stock exchange’s disclosure rules.  In order to comply with such laws and rules, we may be required to disclose certain information that may be detrimental to our current or future litigation strategies.  In addition, our disclosure obligations may adversely affect our ability to enter into license or settlement agreements with third parties who are reluctant to have the terms of such agreements publicly disclosed.  To the extent permitted by applicable law and rules, we may incur additional costs and expenses seeking confidential treatment of certain information reflected in our license or settlement agreements.

Risks Related to Our Organic Fertilizer Business

Our organic fertilizer business could fail.

Prior to the Reverse Merger, we suffered recurring losses and negative cash flows from operations, and our working capital was severely limited as of December 31, 2012.  Prior to the Reverse Merger, our independent registered public accounting firm added an explanatory paragraph to their report for the year ended December 31, 2012 with respect to our ability to continue as a going concern. Our consolidated financial statements as of and for the years ended December 31, 2012 and 2011 were prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If our organic fertilizer business continues to lose money, we may liquidate the assets of our Converted Organics subsidiary and we might receive significantly less than the values at which they are carried on our consolidated financial statements.

If the National Organic Program changes its standards with respect to the use of any ingredient in organic fertilizer production, we may no longer be allowed to sell certain of our products into the organic markets, which would materially lower sales at our Gonzales, CA facility.

Our organic fertilizer business is subject to regulation by the National Organic Standards Board (NOSB) with regard to ingredients included in the production of organic fertilizers. Currently, all of the ingredients used in our organic fertilizer production are classified as organic; however, the NOSB does meet to reconsider items on a periodic basis.  In 2011 they reviewed Corn Steep Liquor, one of our major components of production and the organic classification was not changed for that ingredient.

We expect our organic fertilizer business to incur significant losses for some time, and we may never operate our organic fertilizer segment profitably.

From inception through December 31, 2012, we have incurred a substantial accumulated net loss. The revenues that we began to generate from our Gonzales, CA facility in February 2008 have not yet resulted in our earning a profit.  Our organic fertilizer business will continue to incur significant losses for at least the near future. There is no assurance that our organic fertilizer business will ever become profitable.

We may be unable to establish marketing and sales capabilities necessary to commercialize and gain market acceptance for our organic fertilizer products.

We currently have limited resources with which to expand our organic fertilizer sales and marketing capabilities. Co-promotion or other marketing arrangements to commercialize our planned organic fertilizer products could significantly limit the revenues we derive from our organic fertilizer segment, and the parties with whom we would enter into such agreements may fail to commercialize our products successfully.  Our organic fertilizer products address different markets and can be offered through multiple sales channels.  Addressing each market effectively will require sales and marketing resources tailored to the particular market and to the sales channels that we choose to employ, and we may not choose to develop such specialized marketing resources.

Energy and fuel cost variations could adversely affect operating results and expenses.

Energy costs, particularly electricity and natural gas, constitute a substantial portion of our operating expenses within our organic fertilizer segment. The price and supply of energy and natural gas are unpredictable and fluctuate based on events outside our control, including demand for oil and gas, weather, actions by Organization of Petroleum Exporting Countries, or “OPEC”, and other oil and gas producers, and conflict in oil-producing countries.  Price escalations in the cost of electricity or reductions in the supply of natural gas could increase operating expenses and negatively affect our results of operations. We may not be able to pass through all or part of the increased energy and fuel costs to our customers.

Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important proprietary rights.

We may have to defend ourselves against patent and other infringement claims asserted by third parties regarding the technology we own or have licensed in connection with our organic fertilizer business, resulting in diversion of management focus and additional expenses for the defense of claims. In addition, if a patent infringement suit was brought, we might be forced to stop or delay the development, manufacture or sales of potential products that were claimed to infringe a patent covering a third party’s intellectual property unless that party granted us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. If we cannot obtain all necessary licenses or other such rights on commercially reasonable terms, we may be unable to continue selling such products. Even if we are able to obtain certain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some or all of our business operations as a result of patent infringement claims, which could severely harm our business.

 Defects in our products or failures in quality control could impair our ability to sell our products or could result in product liability claims, litigation and other significant events with substantial additional costs.

Detection of any significant defects in our organic fertilizer products or failure in our quality control procedures may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, and injury to our reputation. The costs we may incur in correcting any product defects may be substantial. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend, and if we do not prevail, could result in the imposition of a damages award. We presently maintain product liability insurance; however, it may not be adequate to cover any claims.

Changes in environmental regulations or violations of such regulations could result in increased expense and could have a material negative effect on our financial performance.

Our organic fertilizer business is subject to extensive air, water and other environmental regulations and we need to maintain our environmental permits, and need to obtain a number of environmental permits to construct and operate our organic fertilizer segment. If for any reason any of these permits are not maintained or granted, construction costs for our facilities may increase, or the facilities may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations.  In 2010, we were fined for alleged environmental violations in connection with the operation of our Woodbridge, NJ facility.  Our failure to comply with environmental regulations could cause us to lose our required permits, which could cause the interruption or cessation of our operations. Furthermore, the expense of compliance could be significant enough to adversely affect our operation and have a material negative effect on our financial performance.

Our facilities will require certain permits to operate, which we may not be able to obtain at all or obtain on a timely basis.

For our Gonzales, CA facility, we have obtained the permits and approvals required to operate the facilities. We may not be able to secure all the necessary permits for future facilities on a timely basis or at all, which may prevent us or potential licensees from operating such facilities according to our business plan.

For future facilities, if any, we may need certain permits to operate solid waste or recycling facilities, as well as permits for our sewage connection, water supply, land use, air emission, and wastewater discharge. The specific permit and approval requirements are set by the state and the various local jurisdictions, including but not limited to city, town, county, township, and state agencies having control over the specific properties. Permits once given may be withdrawn. Inability to obtain or maintain permits to construct, operate or maintain our facilities will severely and adversely affect our business.

The fertilizer industry is highly competitive, which may adversely affect our ability to generate and grow sales.

Chemical fertilizers are manufactured by many companies, are plentiful, and are relatively inexpensive. In addition, there are over 1,700 “crop products” registered as “organic” with the Organic Materials Review Institute, a number that has more than doubled since 2002. If we fail to keep up with changes affecting the markets that we intend to serve, our organic fertilizer business will become less competitive, thereby adversely affecting our financial performance.

Pressure by our customers to reduce prices and agree to long-term supply arrangements may adversely affect our net sales and profit margins.

Our organic fertilizer business’s current and potential customers, especially large agricultural companies, are often under budgetary pressure and are very price sensitive. Our customers may negotiate supply arrangements with us well in advance of delivery dates, thereby requiring us to commit to product prices before we can accurately determine our final costs.  If this happens, we may have to reduce our conversion costs and obtain higher volume orders to offset lower average sales prices.  If we are unable to offset lower sales prices by reducing our costs, our gross profit margins will decline, which could have a material negative effect on our financial performance.

Our HTLC® technology imposes obligations on us related to infringement actions that may become burdensome.

If the use of our HTLC® technology is alleged to infringe the intellectual property of a third party, we may become obligated to defend such infringement action. In such an event, we may become obligated to find alternative technology or to pay a royalty to a third party in order to continue to operate.

If a third party is allegedly infringing any of our HTLC® technology, then we may attempt to enforce our intellectual property rights. In general, our possession of rights to use the know-how related to our HTLC® technology will not be sufficient to prevent others from employing similar technology that we believe is infringing. Any such enforcement action against alleged infringers may be required at our expense. The costs of such an enforcement action may be prohibitive, reduce our net income, if any, or prevent us from continuing operations.

Our Gonzales, CA and discontinued Woodbridge, NJ facilities, as well as future facility sites, may have unknown environmental problems that could be expensive and time-consuming to correct.

There can be no assurance that we will not encounter hazardous environmental conditions at the Gonzales, CA facility site or at any additional future facility sites that may delay the construction of our food waste conversion facilities or require us to incur significant clean-up or correction costs. Upon encountering a hazardous environmental condition, our contractor may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the particular facility and may require significant expenditures to correct the environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenue.

We have little or no experience in the fertilizer industry, which increases the risk of our inability to build or license our facilities and operate our business.

We are currently, and are likely for some time to continue to be, dependent upon our present (i.e., post-Reverse Merger) management team to operate our organic fertilizer business. Most of these individuals are experienced both in business generally and in the governance and operation of public companies. However, our present (post-Reverse Merger)  management team does not have experience in organizing the construction, equipping, and start-up of a food waste conversion facility, except for our Gonzales, CA and our former Woodbridge, NJ facilities. As a result, we may not develop our business successfully or at all.

The communities where our facilities may be located may be averse to hosting waste handling and manufacturing facilities.

Local residents and authorities in communities where our facilities may be located may be concerned about odor, vermin, noise, increased truck traffic, air pollution, decreased property values, and public health risks associated with operating a manufacturing facility in their area. These constituencies may oppose our permitting applications or raise other issues regarding our proposed facilities or bring legal challenges to prevent us from constructing or operating facilities.

During the start-up phase at the former Woodbridge, NJ facility, we experienced odor-related issues. As a result of these issues, we were assessed fines from the Health Department of Middlesex County, New Jersey and had been named as a party in a lawsuit by a neighboring business. With respect to the fines assessed by the Health Department, we have negotiated a settlement agreement for the full amount of fines assessed. With respect to the litigation, the plaintiff has alleged various causes of action connected to the odors emanating from the facility and in addition to monetary damages, sought enjoinment of any and all operations which in any way cause or contribute to the alleged pollution. This litigation was eventually dismissed without any finding of wrong doing on our part; however, any new litigation may be subject us to judgments or fines, or our operations may be interrupted or terminated. Even though we have discontinued the operations at our Woodbridge, NJ facility these issues could occur at future owned or licensed facilities.

Our organic fertilizer business is dependent on a small number of major customers for its revenues and the loss of any of these major customers would adversely affect our results of operations.

Our Gonzales, CA facility relies on a few major customers for a majority of its revenues. During 2012, approximately 58% of the revenues generated by the Gonzales, CA facility were from a total of three customers. During 2011, approximately 53% of the revenues generated by the Gonzales, CA facility were from a total of four customers. We do not have any long-term agreements with any of our customers. The loss of any of our major customers could adversely affect our results of operations.

Risks Related to Our Common Stock

We will incur increased costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies.

We incur legal, accounting and other expenses as a result of being a public company.  Prior to the Reverse Merger, Finjan was a private company and not subject to these expenses. We may need to enhance and supplement Finjan’s internal accounting resources with additional accounting and finance personnel with the requisite public company experience and expertise, as well as refine our quarterly and annual financial statement closing process, to enable us to satisfy our reporting obligations. We will need to devote time and financial resources to compliance programs, investor relations activities, financial reporting obligations and other activities relevant to being a public company. The costs associated with these activities, as well as any diversion of management’s time and attention, may have a material adverse effect on our future business.

Any failure to establish and maintain adequate internal control over financial reporting could have an adverse effect on our ability to accurately and timely prepare our consolidated financial statements.

As a privately held company, Finjan was not subject to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  In order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, we will be required to document and test Finjan’s internal control procedures and prepare annual management assessments of the effectiveness of our internal control over financial reporting, including those applicable to Finjan. These assessments will need to include disclosure of identified material weaknesses in our internal control over financial reporting. Testing and maintaining internal control over financial reporting will involve significant costs and could divert management’s attention from other matters that are important to our business. Additionally, we cannot provide any assurances that we will be successful in remediating any deficiencies that may be identified. If we are unable to remediate any such deficiencies or otherwise fail to establish and maintain adequate accounting systems and internal control over financial reporting, or we are unable to recruit, train and retain necessary accounting and finance personnel, we may not be able to accurately and timely prepare our consolidated financial statements and otherwise satisfy our public reporting obligations. Any inaccuracies in our financial statements or other public disclosures (in particular if resulting in the need to restate previously filed financial statements), or delays in our making required SEC filings, could have a material adverse effect on the confidence in our financial reporting, our credibility in the marketplace and the trading price of our common stock.

Concentration of ownership among our existing executive officers, directors and their affiliates, and others who beneficially own at least 10% of our outstanding common stock, may prevent new investors from influencing significant corporate decisions.

After giving effect to the Reverse Merger, our executive officers, directors and their affiliates, together with others who own at least 10% of our outstanding common stock, beneficially own or control approximately 65% of our common stock. Accordingly, these persons, acting individually or as a group, will have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control of our company, even if such change in control would benefit our other stockholders. In addition, the significant concentration of stock ownership may adversely affect the market value of our common stock due to investors’ perception that conflicts of interest may exist or arise.

If and when our registration statement becomes effective, a significant number of shares of common stock will be eligible for sale and depress the market price for our common stock. Future sales by us or our existing shareholders could similarly depress the market price of our common stock.

Following the effective date of the registration statement which we are required to file in pursuant to the Registration Rights Agreement, a significant number of our shares of common stock will become eligible for sale in the public market, which could cause the market price for our common stock to decline significantly, subject to the Lock-Up Agreements (which are described more fully under Item 1.01 of this Current Report on Form 8-K under the heading “Lock-Up Agreement”). If our existing stockholders sell a large number of shares of our common stock, or if we sell additional common stock or securities that are convertible into common stock, in the future, the market price of our common stock similarly could decline. Further, even the perception in the public market that we or our existing shareholders might sell shares of common stock could depress the market price of our common stock.

An active, liquid and orderly trading market for our common stock may not develop, and the price of our stock may be volatile and may decline in value.

There currently is only limited trading in our common stock. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Market prices for technology companies have been particularly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	developments in relationships with licensees;

•	our or our competitors' technological innovations;

•	announcements of developments in our patent enforcement actions;

•	developments or disputes concerning our patents;

•	variations in our quarterly operating results;

•	our failure to meet or exceed securities analysts' expectations of our financial results;

•	a change in financial estimates or securities analysts' recommendations;

•	changes in management's or securities analysts' estimates of our financial performance;

•	changes in market valuations of similar companies;

•	the current sovereign debt crises affecting several countries in the European Union and concerns about sovereign debt of the United States.

Our common stock may not be eligible for listing on a national securities exchange.

Our common stock is currently quoted on the OTCBB and OTC Markets. Securities quoted in those venues often lack liquidity and analyst coverage, which may result in lower prices for our common stock than might be obtained in a larger, more established stock exchanges and may also result in a larger spread between the bid and asked price for our common stock.  We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial qualitative listing standards, that we will be able to maintain any such listing.

Our common stock may be considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share and therefore may be a “penny stock.” Broker and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares of our common stock in the future.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

Our authorized capital stock consists of one billion (1,000,000,000) shares of common stock and 10,000,000 shares of blank check preferred stock.  If we engage in capital raising activities in the future, including issuances of common stock or securities that are convertible into, or exercisable for, our common stock, to fund the growth of our business, our shareholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. Our board of directors has adopted an equity incentive plan pursuant to which equity awards may be granted to eligible employees (including our executive officers), directors and consultants, if our board of directors determines that it is in the best interest of the Company and our shareholders to do so. The issuance of shares of our common stock upon the exercise of any such equity awards may result in dilution to our shareholders and adversely affect our earnings.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We may not obtain analyst coverage in the future. Any analysts that do cover us may make adverse recommendations regarding our stock, adversely change their recommendations from time to time, and/or provide more favorable relative recommendations about our competitors. If any analyst who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose, or never gain, visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The price of our common stock following the Reverse Merger may be affected by factors different from those previously affecting the shares of Converted Organics.

Our business differs materially from the business of the Company prior to the Reverse Merger and, accordingly, our results of operations and the trading price of our common stock following the completion of the Reverse Merger may be significantly affected by factors different from those previously affecting the independent results of our operations because the combined company will be conducting activities not undertaken by us prior to the completion of the Reverse Merger.

We do not anticipate paying any dividends in the foreseeable future.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future.

Our future results may differ materially from the unaudited pro forma financial statements presented in connection with the Reverse Merger.

Our future results may be materially different from those shown in the unaudited pro forma combined financial statements prepared in connection with the Reverse Merger, which show only a combination of the historical results of Finjan and the Company presented by Finjan and the Company in connection with the Reverse Merger. We expect to incur significant costs associated with the completion of the Reverse Merger. The exact magnitude of these costs are not yet known, but are estimated to be approximately $350,000. Furthermore, these costs may decrease the capital that we could use for continued development of our business in the future or may cause us to seek to raise new capital sooner than expected.

Anti-takeover provisions in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of our company difficult.

Our certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. For example, our board of directors is authorized by our certificate of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. In addition, the issuance of a series of preferred stock could impede a business combination by including class voting rights that would enable a holder to block such a transaction, or by adversely affecting the voting power of holders of our common stock. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

If we issue shares of preferred stock, investments in common stock could be diluted or subordinated to the rights of the holders of preferred stock.

Our Board of Directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then-market price of such stock. Presently, our board of directors does not intend to seek stockholder approval prior to the issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange rules. Although we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our board of directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to such shares of preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary, or may cause management to deviate from its current plans and expectations, is set forth under “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should also be read in conjunction with our audited and unaudited consolidated financial statements, and our unaudited condensed financial statements including the notes thereto, and unaudited pro forma combined financial statements appearing elsewhere in this Current Report on Form 8-K.

Overview

Effective as of June 3, 2013, the date we consummated the Reverse Merger and changed our name from “Converted Organics, Inc.” to “Finjan Holdings, Inc.,” we operate two businesses, each of which constitutes a separate reportable segment.  Our two reportable segments include: our online security technology segment, which we operate through Finjan, and our organic fertilizer segment, which we operate through Converted Organics.

We intend to carry on our online security technology business as our principal line of business.  We are evaluating whether to continue our organic fertilizer business as currently conducted.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.

Online Security Technology Segment

We operate our online security business through Finjan.  Through Finjan, we own a portfolio of patents, related to software that proactively detects malicious code and thereby protects end users from identity and data theft, spyware, malware, phishing, trojans and other online threats.  Founded in 1997, Finjan was one of the first companies to develop and patent technology that is capable of detecting previously unknown and emerging threats on a real-time, behavior-based, basis, in contrast to signature-based methods of intercepting only known threats to computers, which were previously standard in the online security industry.  As the network, web and endpoint security industries have transitioned to behavior-based detection of malicious code, we believe that our technology is widely used by third parties. We intend to maximize the economic benefits of our technology through further licensing and to broaden our technology and patent holdings through acquisitions and strategic partnerships.

Since the sale of its hardware and software operations in 2009, Finjan’s primary source of income and related cash flows has been the enforcement of its patent rights against unauthorized use and, to a lesser extent, revenue derived from intellectual property licenses granted to third parties for the use of patented technologies that owned by Finjan.

Finjan’s operating expenses consist primarily of general and administrative expenses.  Finjan has not had any full-time employees since 2009.  Instead, Finjan has relied on outside legal counsel, technology consultants and other professionals to conduct operations.  Many of whom are former investors and executives of Finjan. Accordingly, Finjan’s general and administrative expenses consist primarily of legal fees and other expenses paid to third party consultants.  In April 2013, Finjan engaged Philip Hartstein and Shimon Steinmetz to serve as its President and Chief Financial Officer, respectively, pursuant to consulting agreements described elsewhere in this report.  Prior to April 2013, Finjan’s sole executive officer was Daniel Chinn, serving as Chief Executive Officer, who did not receive compensation for his services as an officer of Finjan.  Messrs. Hartstein and Steinmetz were appointed President and Chief Financial Officer of the Company, respectively, upon the closing of the Reverse Merger. We intend to hire or engage full-time employees and/or consultants to pursue our growth strategy, although there can be no assurance that we will be able to attract or retain qualified personnel on terms acceptable to us, if at all.  We also expect to continue to rely on outside legal counsel and other professionals to operate our online security technology business for the foreseeable future.

Organic Fertilizer Segment

We operate a processing facility in Gonzales, CA that uses food and agricultural waste as raw materials to manufacture organic fertilizer and soil amendment products combining nutritional and disease suppression characteristics for sale to our agribusiness market. The Gonzales, CA facility is our production facility that services the West Coast agribusiness customer base through established distribution channels. This facility uses proprietary technology and process known as High Temperature Liquid Composting, or HTLC®, which processes various biodegradable waste products into liquid and food waste-based fertilizer and a limited amount of solids that could be further processed into a useable form for use in agriculture, retail, and professional turf markets.

We are evaluating whether to continue our organic fertilizer business.  There can be no assurance that we will continue to operate our organic fertilizer business as previously operated or at all.

Recent Developments

1-for-27 Reverse Stock Split

On June 3, 2013, following the closing of the Reverse Merger, our board of directors approved an additional 1-for-27 reverse stock split of our post-Reverse Split issued and outstanding shares of common stock, immediately following the effectiveness of which every 27 issued and outstanding shares of our common stock automatically converted into one share of our common stock.  The board of directors determined to submit the 1-for-27 reverse stock split to the stockholders of the Company with the board’s recommendation for approval, but the board of directors has not yet sought or received such stockholder approval.  The 1-for-27 reverse stock split will not be effectuated until the Company has received stockholder approval and complied with any applicable waiting periods or notice requirement.

Reverse Merger

On June 3, 2013 we entered into the Merger Agreement with Merger Sub and Finjan and consummated the Reverse Merger.  Upon the closing of the Reverse Merger, we issued 245,604,624 shares of our common stock, or 91.5% of our issued and outstanding common stock on a fully-diluted basis, after giving effect to the Reverse Merger and the 1-for-500 reverse stock split described below (excluding any shares underlying options to purchase Finjan common stock which were converted into options to purchase our common stock), to the stockholders of Finjan immediately prior to the Reverse Merger (whom we sometimes refer to as the “former Finjan stockholders”).

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) section 805, “Business Combinations”, Finjan is considered the accounting acquirer in the Reverse Merger.  Finjan is considered the acquirer for accounting purposes, and will account for the transaction as a reverse business combination, because Finjan’s former stockholders received the greater portion of the voting rights in the combined entity and Finjan’s senior management represents all of the senior management of the combined entity.  Consequently, the assets and liabilities and the historical operations that will be reflected in our consolidated financial statements will be those of Finjan and will be recorded at the historical cost basis of Finjan.

Exchange Agreement

On June 3, 2013, as a condition to the closing of the Reverse Merger, we entered into an Exchange Agreement with each of Hudson Bay and Iroquois.  Pursuant to the Exchange Agreement, immediately following the effectiveness of the Reverse Merger, each of Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of our convertible notes, 13,281 shares of our Series A Preferred Stock and warrants to purchase an aggregate of 633,327,047 shares of our common stock for an aggregate of 21,473,628 shares of our common stock, or 8% of our outstanding common stock immediately following the Reverse Merger.  Each of Hudson Bay and Iroquois also released us, our affiliates, subsidiaries and related companies from any and all debts, liabilities and other claims with respect to such convertible notes, Series A Preferred Stock and warrants.

Following the effectiveness of the Exchange Agreement, there are no outstanding securities convertible into our common stock other than (i) options granted under our 2006 Option Plan, our 2010 Plan and the Post-Closing Company Options issued pursuant to the Merger Agreement under our 2013 Option Plan, which are exercisable for an aggregate of 19,025,727 shares of our common stock (including 19,025,710 shares of common stock issuable upon exercise of the Post-Closing Company Options issued pursuant to the Merger Agreement), and (ii) our Class C, Class D and Class H warrants, which are exercisable for 1, 1 and 7 shares of our common stock, respectively, after giving effect to reverse stock splits completed following the date of issuance of the applicable warrant, including the 1-for-500 reverse stock split described below, and subject to further adjustment in accordance with the terms of the applicable warrant.  The 2013 Option Plan was approved by the Company’s board of directors in connection with the Reverse Merger.

1-for-500 Reverse Stock Split

Effective as of 12:01 a.m. on June 3, 2013, we effected the 1-for-500 Reverse Split of our issued and outstanding shares of common stock, immediately following the effectiveness of which every 500 issued and outstanding shares of our common stock automatically converted into one share of our common stock.  Any of our shareholders that would otherwise have been entitled to a fraction of a share of common stock (after aggregating all fractional shares of our common stock to be received by such holder) as a result of the Reverse Split, received an additional share of our common stock (i.e., the aggregate number of shares of common stock of a shareholder resulting from the Reverse Split would be rounded up to the nearest whole number).  The Reverse Split did not affect the number of shares of capital stock that we are authorized to issue or the par value of our common stock.

Critical accounting policies and estimates

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  The preparation of these financial statements in accordance with GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, assumptions and judgments, including those related to revenue recognition, bad debts, inventories, warranties and income taxes.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and our revenue recognition.  Actual results may differ from these estimates under different assumptions or conditions.  Our significant estimates include the valuation allowance related to our deferred tax assets.

Comparability to future results

We have set forth below selected factors that we believe have had, or can be expected to have, a significant effect on the comparability of our recent or future results.  In addition to the factors described below, please see “Risk Factors” for additional factors that may affect our operating results.

Fluctuation of revenue and expenses related to licensing and enforcement.

We expect revenue and expenses related to patent enforcement to fluctuate significantly from period to period.  See “Risk Factors— Our cash flows are unpredictable, and this may harm our financial condition or the market price for our common stock.”  A number of factors, many of which are beyond our control, may affect the timing and amount of revenues related to patent licensing and enforcement actions, including, but not limited to, trial dates, the strength of our claims and likelihood of achieving an acceptable license on settlement, the timing and nature of any appeals and our ability to collect on any favorable judgments.  We do not recognize gain from our licensing and  enforcement actions until we actually receive the proceeds of litigation (whether resolved at trial or in a settlement).  Our expenses, principally with respect to litigation costs, may also vary significantly from period to period depending upon a number of factors, including, but not limited to, whether fees of outside legal counsel are paid on an hourly, contingent or other basis, the timing of depositions, discovery and other elements of litigation, costs of expert witnesses and other consultants and other costs incurred in support of enforcement actions.

Public company expenses.

As a result of the Reverse Merger, Finjan became a subsidiary of a public company, and we anticipate that we will make an application to list our shares for trading on a national securities exchange, once we satisfy the relevant quantitative listing criteria. Finjan’s operating results as a private company do not reflect certain expenses that we incur, and will continue to incur, as a public company.  We expect that our general and administrative expenses will increase as we pay legal counsel and accountants to assist us in, among other things, establishing and maintaining more comprehensive compliance and governance functions, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports under the federal securities laws with respect to the business we operate through Finjan. We may also incur additional costs associated with compensation of non-employee directors and expect to incur costs associated with the retention of full-time employees and consultants to operate our online security technology business. In addition, we expect that as part of a public company the cost of director and officer liability insurance will increase compared to costs incurred by Finjan prior to the Reverse Merger.

Stock-based and other executive compensation

During the years ended December 31 2012 and 2011, Finjan did not grant any options, restricted stock or other equity based compensation.  Prior to the Reverse Merger, Finjan had outstanding options to purchase an aggregate of 77 shares of Finjan common stock, all of which were awarded in May 2013.  Following the Reverse Merger, our board of directors adopted the 2013 Option Plan, and the 2010 Plan also remains in effect.  In addition, although the 2010 Plan replaced the 2006 Option Plan and no additional options will be issued under the 2006 Option Plan, the Company reserved the right to issue new options pursuant to the 2006 Option Plan to the extent that, and in the amount of, any outstanding options  are forfeited under that plan.  We do not intend to issue additional options under either the 2010 Plan or the 2006 Option Plan, and expect that future equity-based awards will be made under our 2013 Option Plan or other equity, incentive compensation or similar plans that the Company may adopt in the future, to our directors, officers and other employees and consultants. As a result, to the extent relevant, we may incur non-cash, stock-based compensation expenses in future periods.

In addition, Finjan had no full-time employees or full-time consultants during the years ended December 31, 2012 and 2011 and its sole executive officer served in such capacity without compensation during such years.  In April 2013, Finjan engaged Philip Hartstein and Shimon Steinmetz as its President and Chief Financial Officer, respectively, pursuant to consulting agreements Messrs.  Hartstein and Steinmetz were appointed President and Chief Financial Officer of the company following the Effective Time of the Reverse Merger and we intend to hire additional employees and/or consultants in the future to expand our business.  Accordingly, we will incur compensation expenses in future periods that Finjan did not incur during the period presented in its financial statements.  For additional information regarding the Consulting Agreements between Finjan and each of its President and Chief Financial Officer please see “EXECUTIVE COMPENSATION—Consulting Agreements” below.

Finjan Reorganization

Until May 2, 2013, Finjan was a wholly-owned subsidiary of Finjan Software, Inc., a Delaware corporation, which we refer to as “FSI”.  In April 2013, Finjan distributed securities of two unaffiliated entities which it previously held to FSI, and made a payment of cash in an amount sufficient to repay and satisfy in full an intercompany loan from FSI to Finjan.  Following that distribution, the board of directors and stockholders of FSI approved the dissolution of, and a plan of liquidation for, FSI that resulted in, among other things, the distribution of Finjan common stock to certain of FSI’s stockholders, each of whom received shares of our common stock in the Reverse Merger.

Recent Financing Activities Prior to the Reverse Merger

Prior to the Reverse Merger, Converted Organics, Inc.’s operations were financed primarily by the issuance of debt, equity and equity-linked securities.  In connection with the Reverse Merger, we redeemed, cancelled or otherwise retired all of the notes and derivative securities previously issued by Converted Organics, Inc., other than warrants that are exercisable for a de minimis number of shares of our common stock.  See “—Recent Developments—Exchange Agreement” above.  Although we may require financing in the future, we expect that our cash on hand will be sufficient to satisfy our cash needs for at least the next twelve months although we may seek additional financing in connection with our growth strategy.  During the year ended December 31, 2012, the Company issued 536,627,391 shares of its common stock to reduce principal of $3,975,978 on its convertible debt.

Results of operations

Finjan Year ended December 31, 2012 compared with the year ended December 31, 2011 and three month period ending March 31, 2013 compared to the three months ending March 31,2012

Our other income increased by approximately $61.0 million, or 217.9%, to approximately $89.0 million for the year ended December 31, 2012 compared to the year ended December 31, 2011.  The increase was primarily due to our entry into settlements with two of the parties in the 2010 Litigation, pursuant to which we received gross proceeds of approximately $85.0 million from one of the defendants during 2012 and $1.0 million in cash proceeds (representing the first of three equal installment payments payable over 18 months from the date of settlement) and securities with a fair value as of the settlement date of approximately $8.4 million from the second defendant during 2012.  Our gain on settlements during the year ended December 31, 2011 was primarily attributable to our receipt of approximately $37.3 million in gross proceeds from the judgment we obtained in the Secure Computing Litigation and, to a lesser extent, the sale of certain patent assets to a third party for gross proceeds of approximately $1.6 million. We did not record any gain on settlements during the three month periods ended March 31, 2013 and 2012.

Our general and administrative expenses consist mainly of legal, consulting and other professional fees.  Our general and administrative expenses increased approximately $9.4 million, or 519.2%, to $11.3 million for the year ended December 31, 2012 compared to the year ended December 31, 2011.  The increase in general and administrative expenses is primarily due to a an approximate $7 million increase in legal fees and other expenses related to litigation (other than contingency fees paid in connection with settlements), as well as a $1.2 million increase in consulting and other fees and expenses consisting primarily of fees and expenses related to our evaluation of strategic alternatives and the transaction described in this report. Our general and administrative expenses increased approximately $0.68 million, or 399%, to $0.85 million for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012.  The increase in general and administrative expenses is primarily due to approximately $287,000 in legal and merger related costs during the first quarter of 2013.

Our interest income increased $0.12 million, or 251.7%, to $163,989 during the year ended December 31, 2012 compared to the year ended December 31, 2011.  This increase is primarily due to an increase in our cash and cash equivalents that resulted from our receipt of settlement proceeds during the 2012 fiscal year as well as interest accrued on the net proceeds from the Secure Computing Litigation, which we received in September 2011, throughout 2012. For the three month period ended March 31, 2013 our interest income increased $0.02 million, or 33%, to $0.08 million. The increase is largely attributed to our increase of cash on hand, as a result of our 2012 gains on settlements. We started and ended the quarter with a cash balance of approximately $91.5 million and $29.3 million respectively compared to $27.8 million and $23.6 million for the quarter ended March 31, 2012. During the quarter ended March 31, 2013 the Finjan repaid approximately $33.9 million in intercompany notes and accrued income taxes expense of approximately $25.3 million.

Our income taxes for the year ended December 31, 2012 increased $23.5 million, or 691.2%, to $26.9 million as compared to the year ended December 31, 2011.  Such increase was primarily due to our increase in gain on settlements, as partially offset by the increase in our general and administrative expenses.

Liquidity and Capital Resources

Overview

Our cash requirements are, and will continue to be, dependent upon a variety of factors. We expect to continue to devote significant capital resources to the 2010 Litigation and any other licensing  and enforcement actions we pursue.  We also expect to require significant capital resources to maintain our issued patents, prosecute our patent applications, acquire new technologies as part of our growth strategy and to attract and retain qualified personnel on a full time basis.  Our primary sources of liquidity are cash flows from operations, principally proceeds from settlements and judgments in connection with our patent enforcement activities.  Based on our current forecasts and assumptions, we believe that our cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated, including those set forth under “Risk Factors,” above.  Even without such difficulties, we may seek to raise additional capital to grow our business.  Any efforts to seek additional funding could be made through issuances of equity or debt, or other external financing. However, additional funding may not be available on favorable terms, or at all. The capital and credit markets have experienced extreme volatility and disruption since late 2007, and the volatility and impact of the disruption has continued into 2013. At times during this period, the volatility and disruption has reached unprecedented levels. In several cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers, and there can be no assurance that the commercial paper markets will be a reliable source of short-term financing for us. If we fail to obtain additional funding when needed, we may not be able to execute our business plans and our business may suffer.

Finjan had approximately $91.5 million dollars of cash and cash equivalents, and $28.9 million of working capital as of December 31, 2012.  On a pro forma basis, our cash and cash equivalents as of December 31, 2012 totaled approximately $91.7 million and our working capital was approximately $29.2 million. See “Unaudited Pro Forma Financial Information.”  As of December 31, 2012, Finjan’s current liabilities included approximately $33.9 million due to FSI, Finjan’s then-parent company, which was repaid in full in February 2013 in anticipation of Finjan’s reorganization.

As of March 31, 2013, Finjan had approximately $29.3 million dollars of cash and cash equivalents, and $28.8 million of working capital.  The decrease in cash on hand as of March 31, 2013 as compared to cash on hand as of December 31, 2012 was primarily due to the repayment of intercompany indebtedness to FSI in connection with Finjan's reorganization. On a pro forma basis, our cash and cash equivalents as of March 31, 2013 totaled approximately $29.8 million and our working capital was approximately $29.0 million. See “Unaudited Pro Forma Financial Information.”

Cash flows from operating activities.

Finjan’s net cash provided by operating activities increased by $40.9 million, or 153.8%, to $67.5 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011.  Such increase is primarily attributable to Finjan’s receipt of approximately $80.6 million of cash proceeds, net of legal costs, as a result of two settlements entered into during 2012.  The receipt of such proceeds resulted in a substantial increase in Finjan’s cash flows from operating activities for the year ended December 31, 2012 as compared to the prior year.  We intend to use the net proceeds received to finance post-trial proceedings and, if necessary, appeals with respect to the 2010 Litigation, any future licensing and enforcement activities and any future acquisitions, as well as for working capital and general corporate purposes. Finjan’s net cash provided by operating activities was flat on a year over year basis for the period ending March 13, 2013 as we did not enter into any new license agreement or settlements in the first quarter.

Cash flows from financing activities.

During the year ended December 31, 2012, Finjan used approximately $2.5 million in financing activities, as compared to $0.2 million in cash used in financing activities during the year ended December 31, 2011.  The increase in cash used in financing activities is attributable to the repayment of $2.5 million of intercompany indebtedness due to FSI during 2012. During the quarter ended March 13, 2013, Finjan used approximately $33.9 million in financing activities, as compared to $1.6 million in cash used in financing activities during the quarter ended March 13, 2012.  The increase in cash used in financing activities is attributable to the repayment of $33.9 million of intercompany indebtedness due to FSI.

Cash flows from investing activities.

During the year ended December 31, 2012, Finjan used approximately $1.3 million in investing activities, as compared to $1.3 million in cash provided by financing activities during the year ended December 31, 2011.  Cash used in investing activities during the year ended December 31, 2012 related to our purchase of M86 securities.  During the quarter ended March 13, 2013, Finjan did not engage in investing activity.

Off-balance sheet arrangements

We do not have any material off-balance sheet arrangements.

Impact of recently issued accounting pronouncements

Recent accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) or other standards-setting bodies that do not require adoption until a future a date are not expected to have a material impact on the Company’s financial statements upon adoption.

MANAGEMENT

Effective as of June 3, 2013, in connection with the closing of the Reverse Merger and pursuant to the Merger Agreement, Edward J. Gildea resigned as our President and Chief Executive Officer, David R. Allen resigned as our Chief Financial Officer and Executive Vice President of Administration, William Gildea resigned as our Secretary and Edward J. Stoltenberg resigned as a director of the Company.  Edward J. Gildea also resigned as the Chairman of the Board of Directors but will remain as a director of the Company.

Effective as of June 3, 2013, (i) Philip Hartstein has been appointed as our President and Shimon Steinmetz has been appointed as our Chief Financial Officer; and (ii) Daniel Chinn has been appointed as a member of our board of directors.  Mr. Chinn will continue to serve as Chief Executive Officer of our Finjan subsidiary.  In addition, pursuant to the Merger Agreement, effective as of 10 days after mailing of an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the “Information Statement”) to our stockholders, (x) Edward J. Gildea will resign as a director, to be immediately re-appointed as a Class 2 director, and (y) Michael Eisenberg, Eric Benhamou and Alex Rogers will become members of our board of directors.

The following table sets certain information concerning our executive officers and directors, as well as individuals who have been appointed to serve on our board of directors following the closing of the Reverse Merger, effective as of 10 days after the mailing of the Information Statement, including their names, ages, positions with us and, with respect to directors, the year in which their current term as directors expires.  The Information Statement will be mailed as soon as reasonably practicable following the date of this report.  Our executive officers are chosen by our board of directors and hold their respective offices until  their resignation or earlier removal by the board of directors.

Name	Position	Age	Class	Executive Officer Since	Director Since	Term Expires
Daniel Chinn	Director	47	1	2013	2013	2013
Edward Gildea	Director (1)	61	(1)	N/A	2006	(1)
Michael Eisenberg	Director (2)	41	3	N/A	2013	2015
Eric Benhamou	Director (2)	57	1	N/A	2013	2013
Alex Rogers	Director (2)	38	2	N/A	2013	2014
Philip Hartstein	President	36	N/A	2013	N/A	N/A
Shimon Steinmetz	Chief Financial Officer	35	N/A	2013	N/A	N/A

(1)  Mr. Gildea resigned as our President, Chief Executive Officer and Chairman of the Board of Directors, effective June 3, 2013.  He continues to serve as one of our directors.  Effective as of 10 days after the mailing of the Information Statement, he will resign as a director and be immediately reappointed as a Class 2 director with a term expiring in 2014.
(2)  Messrs. Eisenberg, Benhamou and Rogers have been appointed to serve as members of our board of directors, to fill the vacancies created by the increase in the size of our board of directors from two members to five members.  Such appointments will become effective as of 10 days after mailing of the Information Statement.

Executive Officers/Directors

The following information pertains to our executive officers who also serve as directors, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills.

Daniel Chinn.  Mr. Chinn was appointed as a director of the Company in connection with the closing of the Reverse Merger.  Mr. Chinn has served, and continues to serve, as a the Chief Executive Officer of our Finjan subsidiary since 2010.  He also served as a director of FSI (from 2006) and the Chief Executive Officer (from 2010) of FSI until its dissolution in 2013.  Since 2011, Mr. Chinn has also been a Partner at Tulchinsky Stern Marciano Cohen Levitski & Co., an Israeli law firm, where he specializes in corporate and transactional matters.  Prior to joining Tulchinsky Stern Marciano Cohen Levitski & Co., from 2009 to 2010, Mr. Chinn was the Chief Executive Officer of Seambiotic Ltd., which develops and produces marine microalgae for the food additives sector and as an energy alternative source, and from 2006 to 2010, he was a Partner at Israel Seed IV, L.P., an investment company focusing on Israeli information technology and life sciences companies.  The Company believes that Mr. Chinn brings to our board of directors his deep knowledge and understanding of Finjan’s business, gained over 7 years of service in board and management capacities of Finjan and FSI, and his experience in leading and advising other small market companies as investor, director, executive officer and legal counsel.

Non-employee Directors

The following information pertains to our non-employee directors as well as individuals who will be members of our board of directors effective as of 10 days after mailing of the Information Statement, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills.

Michael Eisenberg.  Mr. Eisenberg will be appointed as a director of the Company effective as of 10 days after mailing of the Information Statement.  Mr. Eisenberg has served as a director of Finjan since 2003.  Since 2005, Mr. Eisenberg has been a general partner at Benchmark Capital Partners, an early stage venture capital firm focusing in social, mobile, local and cloud companies that disrupt various industries.  Mr. Eisenberg has served, and continues to serve, on the board of directors of many of Benchmark’s portfolio companies in the technology industry.  Mr. Eisenberg earned a B.A. from Yeshiva University.  The Company believes that Mr. Eisenberg will bring to our board of directors his deep knowledge and understanding of Finjan’s business, gained over ten years of service as a director of Finjan, and his extensive board leadership with other companies in the technology industry.

Eric Benhamou.  Mr. Benhamou will be appointed as a director of the Company effective as of 10 days after mailing of the Information Statement.  He has served as a director of Finjan since 2006.  Mr. Benhamou is also Chairman and CEO of Benhamou Global Ventures, LLC, which he founded in 2003. Benhamou Global Ventures, LLC invests and plays an active role in innovative high tech firms throughout the world.  Mr. Benhamou sits or has sat on the boards of directors of numerous public and private companies in the technology industry.  Among U.S. public companies, he serves as a director of Cypress Semiconductor Corporation, a semiconductor company (Chairman, since 1993) and SVB Financial Group, a diversified financial services company, bank holding company and financial holding company (since 2005), and has previously served as a director of RealNetworks, Inc., creator of digital media services and software (2003-2012), 3Com Corporation, a public networking solutions provider (Chairman, 1990-2010), Voltaire Ltd., a public grid computing network solutions company (2007-2011), Dasient, a security company that provides malware detection and prevention solutions (2010-2011) and Palm, Inc., a public mobile products provider (Chairman, 1999-2007).  Mr. Benhamou also has served in management capacities as various public and private technology companies, including Palm, Inc. (Interim Chief Executive Officer, 2001-2003) and 3Com Corporation (Chief Executive Officer, 1990-2000), and previously founded Bridge Communications, an early networking pioneer, and served as Vice President of Engineering (1981-1987) until its merger with 3Com in 1987.  He serves as a member of the board of the Stanford University School of Engineering, as a vice chairman of the board of governors of Ben Gurion University of the Negev, and serves other educational and philanthropic organizations.  Mr. Benhamou holds a Master of Science degree from Stanford University’s School of Engineering, a Diplôme d’Ingénieur and a doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris, and several honorary degrees.  We believe that Mr. Benhamou’s extensive experience managing public companies in the technology sector, his expertise in venture and other financial transactions, and his engineering expertise makes him well-qualified to serve on our board of directors.

Alex Rogers.  Alex Rogers will be appointed as a director of the Company effective as of 10 days after mailing of the Information Statement.  He has served as a director of Finjan since 2005.  Mr. Rogers also serves as a managing director HarbourVest Partners (Asia) Limited and HarbourVest Partners LLC, which he joined in 1998.  At HarbourVest, he focuses on direct co-investments in growth equity, buyout, and mezzanine transactions in Asia, Europe and emerging markets regions, and has been instrumental in expanding and managing HarbourVest’s direct investment team in London, including its direct European senior debt investing activities.  He has also been actively involved in HarbourVest’s business development activities, including the listings of HarbourVest Global Private Equity Limited ("HVPE") and HarbourVest Senior Loan Europe Limited ("HSLE").  Mr. Rogers transferred to HarbourVest’s Hong Kong subsidiary in 2012.  He serves or has recently served as a board member or board observer at M86, MobileAccess Networks (acquired by Corning), MYOB (acquired by Bain Capital), Nero AG, Transmode Systems (TRMO:SS), TynTec, and World-Check (acquired by Thomson Reuters).  His previous experience includes two years with McKinsey & Company.  Mr. Rogers received a BA (summa cum laude) in Economics from Duke University in 1996 and an MBA from Harvard Business School in 2002, where he graduated with high distinction and was named a Baker Scholar.

Edward J. Gildea.  Mr. Gildea has been a director of the Company since January 2006.  From January 2006 until the closing of the Reverse Merger, Mr. Gildea also served as our Chairman, President and Chief Executive Officer. From 2001 to 2005, he held several executive positions including Chief Operating Officer, Executive Vice President, Strategy and Business Development, and General Counsel of Quality Metric Incorporated, a private health status measurement business. During that period, Mr. Gildea was also engaged in the private practice of law representing business clients and held management positions in our predecessor companies. He holds an A.B. degree from the College of the Holy Cross and a J.D. degree from Suffolk University Law School. The Company believes that Mr. Gildea’s financial and business expertise, including a diversified background of counseling and managing both public and private companies, gives him the qualifications and skills to serve as a Director.

Executive Officers

The following information pertains to our non-director executive officers.

Philip Hartstein.  Mr. Hartstein was appointed as the President of the Company in connection with the closing of the Reverse Merger.  He has served as President of Finjan since April 2013.  Previously, Mr. Hartstein was a vice president and portfolio manager with IP Navigation Group a full-service patent monetization firm, from 2012 to 2013.  He served as Managing Director with Rembrandt IP, a firm that specializes in investing in and monetizing infringed intellectual property, from 2009 to 2012.  In prior roles, Mr. Hartstein was a director with IPotential in the patent brokerage group, a director and early member of Ocean Tomo’s management team overseeing both the patent analytics and IP acquisitions groups, working as an in-house IP manager for a medical device start-up, and as a patent engineer for boutique IP law firm.

Shimon Steinmetz.  Mr. Steinmetz was appointed as the Chief Financial Officer of the Company in connection with the Reverse Merger.  He has served as Chief Financial Officer of Finjan since April 2013.  Prior to joining Finjan, Mr. Steinmetz worked in the technology investment banking practice at Cantor Fitzgerald .  Earlier in his career he worked as restructuring consultant at Grant Thornton  and as a Senior Associate at TH Lee Putnam Ventures.  He began his career on Wall Street as an investment banker at Salomon Smith Barney and Goldman Sachs.  Shimon holds a MBA from the University of Chicago Booth School of Business and a BA from Yeshiva University.

Family Relationships

There are no family relationships among the members of our board of directors (including the individuals who have been appointed to serve on our board of directors effective as of 10 days after mailing of the Information Statement) or our executive officers.

Composition of the Board and Director Independence

Our board of directors currently consists of two members, and effective as of 10 days after mailing of the Information Statement will consist of five members.  Our board of directors determines director independence based on the definition of “independent directors” under NASDAQ Marketplace Rule 5605(a)(2).  Consistent with that standard, after review of all relevant transactions and relationships between each director, any of his family members, and us, our executive officers and our independent registered public accounting firm, our board of directors has affirmatively determined that as of the date hereof, none of our directors is independent under the NASDAQ standard for independence.   Effective as of 10 days after mailing of the Information Statement, the following three members of our then board of directors will be “independent directors” within the meaning of NASDAQ Rule 5605(a)(2): Messrs. Eisenberg, Benhamou and Rogers.

As of December 31, 2012, our board of directors consisted of Edward J. Stoltenberg, who resigned as a director of the Company effective as of June 3, 2013, and Edward J. Gildea.  As of December 31, 2012, Mr. Stoltenberg was an “independent director” under NASDAQ Marketplace Rule 5605(a)(2).

In accordance with our certificate of incorporation, our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. As a result, approximately one third of our board of directors will be elected each year and the first election shall be held at the first annual meeting following the closing of this offering.

The terms of office of our board of directors will be:

•	Class 1 directors, whose initial term will expire at the annual meeting of stockholders to be held in 2013 and when their successors are duly elected and qualify;

•	Class 2 directors, whose initial term will expire at the annual meeting of stockholders to be held in 2014 and when their successors are duly elected and qualify; and

•	Class 3 directors, whose initial term will expire at the annual meeting of stockholders to be held in 2015 and when their successors are duly elected and qualify.

Daniel Chinn is a Class 1 director.  Edward J. Gildea is currently a Class 3 director but, upon his resignation effective as of 10 days after the mailing of the Information Statement and immediate reappointment as a director, will be a Class 2 director.  Michael Eisenberg, Eric Benhamou and Alex Rogers will be class 3, 1 and 2 directors, respectively.

The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.  Our bylaws provide that the number of directors shall consist of not less than two and not more than eight members, with the exact number to be fixed at the discretion of the board.

Committees of the Board

As our common stock is not presently listed for trading or quotation on a national securities exchange, we are not presently required to have board committees, such as an audit committee, compensation committee or nominating committee.  Although we have established, and adopted written charters with respect to, such committees, in view of the fact that our board of directors has only two members, the intended functions of our audit committee, compensation committee or nominating and governance committee are currently performed by our full board.  We do not currently have an individual who qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission,  serving on our board of directors.

Following the effectiveness of the appointments of Messrs. Eisenberg, Benhamou and Rogers to our board of directors, our board of directors will evaluate whether to reconstitute our audit committee, compensation and nominating and governance committee.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2012, none of our executive officers served as a director of or member of a compensation committee of any entity that has one or more executive officers serving on our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides the compensation earned for the fiscal years indicated for services rendered to us in all capacities, by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Gildea, President and Chief Executive Officer	2012	229,005	--	--	--	--	--	--	229,005
	2011	198,900	-	144,498	117,740	--	--	--	461,138
David Allen, Chief Financial Officer	2012	187,676	-	-	-	--	--	--	187,676
	2011	156,081	-	41,887	34,130	--	--	--	232,098
(1) Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718. For the purposes of making the option calculation, the assumptions set forth in Note 13 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2011 were utilized; provided that we excluded the assumed forfeiture rate for the purposes of the calculations in the table.

During the years ended December 31, 2012 and 2011, Daniel Chinn, the Chief Executive Officer of Finjan, did not receive any compensation for his services.  However, Finjan incurred legal fees due to a law firm in which Daniel Chinn is a partner of approximately $245,000 and $138,000 during 2012 and 2011, respectively, for legal services rendered to Finjan.  As of December 31, 2012, and during the year then ended, Mr. Chinn was the sole executive officer of Finjan.  During the two years ended December 31, 2012, Finjan had no full time employees and no full time consultants.  See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at December 31, 2012 on a pre-Reverse Split basis.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Edward Gildea	20 25 100 107	0 0 0 0	0 0 0 0	18,750 25,100 3,400 1,150	6/15/2016 6/27/2018 1/4/2020 4/6/2021	0	0	0	0
David Allen	1 15 10 50 31	0 0 0 0 0	0 0 0 0 0	18,750 25,100 5,500 3,400 1,150	6/15/2016 6/27/2018 6/25/2019 1/4/2020 4/6/2021	0	0	0	0

Employment Agreements

We have no employment contracts other than the severance agreements with Edward J. Gildea and David Allen described below under “—Potential Payments Upon Termination or Change-in-Control”, both of which have been terminated in connection with the Reverse Merger.  We have consulting agreements with Messrs. Hartstein and Steinmetz described below under “—Consulting Agreements”.  Other than Messrs. Hartstein and Steinmetz, all of our named executive officers are at-will employees.

Consulting Agreements

Philip Hartstein

On March 29, 2013, Finjan and Philip Hartstein entered into a consulting agreement (the “Hartstein Consulting Agreement”), pursuant to which Mr. Hartstein is engaged as an independent contractor providing services of a President, for a compensation of $25,000 per month.  Pursuant to the Hartstein Consulting Agreement, Finjan also granted Mr. Hartstein options to purchase 21 shares of Finjan common stock at an exercise price of $34,096.87 per share, which options were converted as a result of the Reverse Merger into options to purchase 5,188,830 shares of our common stock at an adjusted exercise price of $0.137995 per share.  Such options have a four-year vesting term, which vesting shall cease upon a termination of the Hartstein Consulting Agreement for any reason.  In addition, the Company may award Mr. Hartstein a discretionary bonus at the end of each four-month period based upon Mr. Hartstein’s performance and overall progress of the Company, in an amount of up to $75,000 per annum.  The initial term of the Hartstein Consulting Agreement began on April 1, 2013 and continues until December 31, 2013 and, beginning on January 1, 2014 and on each annual anniversary thereof, is extended for one additional year unless the Company provides notice at least 90 days prior to the conclusion of the term.  Either party may also terminate the Hartstein Consulting Agreement at any time upon 90 days prior written notice.

Shimon Steinmetz

On March 28, 2013, Finjan and Shimon Steinmetz entered into a consulting agreement (the “Steinmetz Consulting Agreement”), pursuant to which Mr. Steinmetz is engaged as an independent contractor providing services of a Chief Financial Officer, for a compensation of $16,667 per month and a one-time signing-on payment of $10,000.  Pursuant to the Steinmetz Consulting Agreement, Finjan also granted Mr. Steinmetz options to purchase 9 shares of Finjan common stock at an exercise price of $34,096.87 per share, which options were converted as a result of the Reverse Merger into options to purchase 2,223,784 shares of our common stock at an adjusted exercise price of $0.137995 per share.  Such options have a four-year vesting term, which vesting shall cease upon a termination of the Steinmetz Consulting Agreement for any reason.  In addition, the Company may award Mr. Steinmetz a discretionary bonus at the end of each calendar year based upon Mr. Steinmetz’s performance and overall progress of the Company, in an amount of up to $50,000.  The initial term of the Steinmetz Consulting Agreement began on April 1, 2013 and continues until December 31, 2013 and, beginning on January 1, 2014 and on each annual anniversary thereof, is extended for one additional year unless the Company provides notice at least 90 days prior to the conclusion of the term.  Either party may also terminate the Steinmetz Consulting Agreement at any time upon 90 days prior written notice, provided that if the Company terminates such agreement prior to October 1, 2013, it shall pay Mr. Steinmetz such compensation as would be payable to him for the remainder of the term.

Potential Payments Upon Termination or Change-in-Control

Messrs. Gildea and Allen

Effective as of April 20, 2011, the Company entered into severance agreements with Mr. Gildea and Mr. Allen, under which, should a change in control of the Company occur, Messrs. Gildea and Allen would be entitled to a continuation of payment of their base salary for a term of thirty-six months, payable in bi-weekly installments in accordance with the Company’s regular payroll practices. Such severance agreements defined “Change of Control” to mean the consummation of any of the following events: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a merger or consolidation (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity; provided, however, that a “Change in Control” did not include a sale, lease, transfer or other disposition of all or substantially all of the capital stock, assets, properties or business of the Company (by way of merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction) that involves the Company, on the one hand, and Converted Organics Inc. or any Converted Organics Subsidiary.

The severance agreements also provided that, in the event a Change in Control occurred, and the employment of either Mr. Gildea or Mr. Allen is terminated (i) by the Company for a reason other than for “Cause” (as defined in the applicable severance agreement) or (ii) by the Executive for “Good Reason” (as defined in the applicable severance agreement), then the Executive would be eligible for severance pay as described above.

Mr. Gildea and Mr. Allen agreed to terminate the severance agreements in connection with the closing of the Reverse Merger. In exchange for such termination, the Company paid $300,000 and $175,000 and awarded 241,938 and 26,482 shares of our common stock to Messrs. Gildea and Allen, respectively. The shares of common stock awarded to Mr. Gildea will lapse and be forfeited in the event Mr. Gildea elects to no longer serve as a director of the Company or an affiliate of the Company prior to the six month anniversary of the grant date.

Philip Hartstein

Pursuant to the Hartstein Consulting Agreement, any unvested options granted to Mr. Hartstein thereunder shall accelerate upon the occurrence of a change of control of the Company or termination of the Hartstein Consulting Agreement within one year thereafter. For additional information regarding the 2013 Option Plan, see “—Employee Benefit Plans” below.

Shimon Steinmetz

Pursuant to the Steinmetz Consulting Agreement, any unvested options granted to Mr. Steinmetz thereunder shall accelerate upon the occurrence of a change of control of the Company or termination of the Steinmetz Consulting Agreement within one year thereafter. For additional information regarding the 2013 Option Plan, see “—Employee Benefit Plans” below.

Director and Officer Indemnification Agreements

Following completion of the Reverse Merger, we entered into indemnification agreements with Daniel Chinn, Phil Hartstein and Shimon Steinmetz.  These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We also expect to maintain directors and officers liability insurance and to enter into similar indemnification agreements with certain directors and executive officers, including, but not limited to, Eric Benhamou, Michael Eisenberg and Alex Rogers, in each case upon their appointment to our board of directors.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Employee Benefit Plans

2010 Plan

At the Annual Meeting of Shareholders on June 30, 2010, shareholders approved the 2010 Plan, pursuant to which there were 692 shares authorized for issuance, subject to adjustment. Commencing January 1, 2011 and on the first day of each fiscal year thereafter, the number of shares authorized for issuance under the 2010 Plan is automatically recalculated to be equal to 20% of the shares of the Company’s common stock outstanding on the last day of the prior fiscal year, less any issuances made under both the 2006 Option Plan and the 2010 Plan. The 2010 Plan replaced the 2006 Option Plan and no additional shares will be issued under the 2006 Option Plan, however the Company reserved the right to issue pursuant to the 2006 Option Plan, new options to the extent that, and in the amount of, any currently outstanding options are forfeited under that plan.

Under the 2010 Plan, the Compensation Committee may grant awards in the form of incentive stock options, as defined in Section 422 of the Code, as well as options which do not so qualify, stock units, stock awards, stock appreciation rights and other stock-based awards.

Other awards may be granted that are based on or measured by common stock to employees, consultants and non-employee directors, on such terms and conditions as the Compensation Committee deems appropriate. Other stock-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in common stock or cash, or in a combination of the two.

2013 Option Plan

On June 3, 2013, immediately following the closing of the Reverse Merger, the board of directors approved the 2013 Option Plan and determined to submit the 2013 Option Plan to the stockholders of the Company with the recommendation of the board for approval.  Prior to the closing of the Reverse Merger, Finjan had outstanding options to purchase an aggregate of 77 shares of its common stock, at an exercise price of $34,096.87 per share.  Pursuant to the Merger Agreement, such options were converted as a result of the Reverse Merger into options to purchase an aggregate of 19,025,710 shares of our common stock, at a converted exercise price of $0.137995 per share, which converted options have been granted under our 2013 Option Plan.

A general description of the basic features of the 2013 Option Plan is set forth below.  Such description is qualified in its entirety by reference to the full text of the 2013 Option Plan, which is attached as Exhibit 10.7 to this Current Report and is incorporated herein by reference.

The 2013 Option Plan is intended to provide an incentive to retain, in the employ of the company and its affiliates, persons of training, experience, and ability, to attract new employees, directors, consultants and service providers, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the company by providing them with opportunities to purchase our common stock in accordance with the plan.  Any person who is employed by us or any of our affiliates, as well as any director, consultant, adviser, service provider or controlling stockholder (within the meaning of Israeli Income Tax Ordinance [New Version] 1961, as amended, or the “Ordinance”)  of the company or its affiliates is eligible to participate in the 2013 Option Plan.

The 2013 Option Plan is intended to meet the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986 and is contingent on stockholder approval.  In addition, the 2013 Option Plan is intended to enable the company to grant options and issue shares under various tax regimes, including, the United States, Israel and other jurisdictions.

The 2013 Option Plan will be effective as of the date it was adopted by the Board and will terminate at the end of ten years from such date of adoption; provided, however, that the 2013 Option Plan will remain in effect until the latest expiration date of any outstanding option.  Subject to applicable law, no option subject to the 2013 Option Plan may be exercised unless and until the plan has been approved by the shareholders of the company.

The company has reserved 26,842,036 authorized but unissued shares of common stock for purposes of the 2013 Option Plan, subject to adjustment in the event of certain transactions, including certain mergers, sales of substantially all of the company’s assets, reverse mergers, and certain changes in control of the company, as well as to reflect stock splits, recapitalizations, share exchanges and similar transactions.

The administration, interpretation and operation of the 2013 Option Plan will be vested in our board of directors, or a compensation or other committee thereof as determined by the board of directors.  The board of directors, or committee thereof tasked with administering the 2013 Option Plan is sometimes referred to as the “Administrator.”

The Administrator will have the full power and discretionary authority, subject to applicable law and subject to our certificate of incorporation, to: (i)  designate optionees; (ii) determine the terms and provisions of the respective option agreements awarded under the 2013 Option Plan (which may, but need not, be identical), including, but not limited to, the number of options to be granted to each optionee, the number of shares to be covered by each option, provisions concerning the time or times when and the extent to which the options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture; (iii) accelerate the right of an optionee to exercise, in whole or in part, any previously granted option; (iv) interpret the provisions and supervise the administration of the 2013 Option Plan; (v) replace, cancel or suspend awards, as necessary; (vi) determine the fair market value of the shares covered by each option in accordance with the 2013 Option Plan; (v) designate the type of options to be granted to an optionee; (vi) alter any restrictions and conditions of any options or shares subject to any options; (ix) determine the purchase price of the option; (x) prescribe, amend and rescind rules and regulations relating to the 2013 Option Plan (vii) determine any other matter which is necessary or desirable for, or incidental to the administration of the 2013 Option Plan.

The purchase price of each share subject to an option awarded under the 2013 Option Plan shall be determined by the Administrtor in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the board of directors (in the event the board of directors is not then the Administrator) from time to time.  However, in the case of a grant to any eligible person subject to U.S. taxation, the 2013 Option Plan provides that the purchase price shalll not be less than 100% of the fair market value (as determined in accordance with the 2013 Option Plan) of the underlying shares as determind on the date of grant.

The 2013 Option Plan provides that, in the event of certain transactions, including certain mergers, sales of substantially all of the company’s assets, reverse mergers, and certain changes in control of the company, the unexercised options then outstanding under the plan will be assumed or substituted for an appropriate number of shares of the securities of the successor company, unless the successor company does not agree to do so.  However, any options that are exercisable into shares that have a fair market value that is equal to or less than such option’s purchase price may be cancelled by the Administrator rather than assumed or substituted by the successor company.  The number of shares issuable upon exercise of options may also be adjusted to reflect stock splits, recapitalizations, stock dividends, share exchanges and similar transactions..

Options granted under the 2013 Option Plan may be exercised by the optionee in whole or in part from time to time, to the extent that the options become vested and exercisable, prior to the applicable expiration date, and provided that, subject to certain exceptions,  the optionee is employed by, serves as a director, or provides services to us or any of our affiliates, at all times during the period beginning with the date of grant and ending upon the date of exercise.

Options granted under the 2013 Option Plan, to the extent not previously exercised, will terminate upon the earlier of: (i) the date set forth in the option agreement; (ii) the lapse of ten years from the date of grant; (ii) in the event of certain transaction and other events specified in the plan, and (iii) the expiration of any extended period applicable under the plan following the termination of the optionee’s service to the company or its affiliates.

In the event of termination of optionee’s employment, directorship or service-provider relationship, with us and all of our affiliates, all options granted to such optionee under the 2013 Option Plan will immediately expire, subject to limited exceptions.  However, the 2013 Option Plan provides that an option may be exercised after the date of termination of an optionee’s employment or service with us or any of our affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of vested options at the time of such termination, if (i) the termination is without cause, in which event any vested option still in force may be exercised within a period of ninety days after the date of such termination or the expiration date of the option, if earlier; or (ii) termination is the result of death or disability of the optionee, in which event any vested option still in force may be exercised within a period of twelve months after the date of such termination or the expiration date of the option, if earlier; or (iii) prior to the date of such termination, the Administrator shall authorize an extension of the terms of all or part of the vested options beyond the date of such termination for a period not to exceed the period during which the options by their terms would otherwise have been exercisable.

Any form of option agreement authorized by the 2013 Option Plan may contain such other provisions as the Administrator may, from time to time, deem advisable.

Without derogating from any other rights granted to the Administrator, the board of directors may at any time, but when applicable, after consultation with any trustee appointed in accordance with the Israeli sub-plan under the 2013 Option Plan, amend, alter, suspend or terminate the plan and/or any sub-plan thereunder. No amendment, alteration, suspension or termination of the 2013 Option Plan shall impair the rights of any optionee, unless mutually agreed otherwise between the us and the optionee. Termination of the 2013 Option Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to options granted under the 2013 Option Plan prior to the date of such termination.

Option awards under the 2013 Option Plan to participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for tax purposes, whom we refer to as “Israeli Optionees,” are subject to the provisions of an Israeli sub-plan, which we refer to as the “Israeli Sub-Plan.”  The Israeli Sub-Plan provides that eligible employees who are Israeli Optionees may only be granted options granted pursuant to Section 102 of the Ordinance and eligible non-employee Israeli Optionees may only be granted options granted pursuant to Section 3(i) of the Ordinance.

Director Compensation

The table below summarizes the compensation earned by each non-employee director for service on the board of directors of Finjan or Converted Organics, Inc., as applicable, for the last fiscal year.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Edward Stoltenberg (1)	$36,000	--	--	--	--	--	$36,000
Michael Eisenberg (2)	--	--	--	--	--	--	--
Eric Benhamou (2)	--	--	--	--	--	--	--
Alex Rogers (2)	--	--	--	--	--	--	--

(1)  Director of Converted Organics, Inc.
(2)  Director of Finjan.

In fiscal 2012, our sole non-employee director did not receive any options to purchase shares of our common stock or any shares of restricted common stock.  Our sole non-employee director received $3,000 in cash per month, resulting in aggregate fees paid to him of $36,000 for the year ended December 31, 2012.  Directors who are also employees do not receive compensation for their services as directors.

Directors of Finjan did not receive any compensation for their service as directors during the year ended December 31, 2012.  Effective immediately following the Reverse Merger, we ceased to pay fees or other compensation to our non-employee directors.  Our board of directors may determine to pay non-employee directors fees in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of June 3, 2013 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors and director designees (who will become directors effective 10 days after the mailing of the Information Statement to our stockholders);

•	each of our named executive officers; and

•	all of our directors, director designees and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. Under those regulations, the number of shares of common stock and percentages set forth opposite the name of each person and entity in the following table includes common stock underlying options held by that person or entity, including any options that are to be granted to such persons in connection with this offering, that are exercisable within 60 days after June 3, 2013, but excludes common stock underlying options held by any other person or entity. Except as noted below, the address for each person listed in the following table is c/o 261 Madison Avenue, New York, New York 10016.  Subject to applicable community property laws, we believe that all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		% (1)
Daniel Chinn, Director	0	(2)	--
Philip Hartstein, President	0	(3)	--
Shimon Steinmetz, Chief Financial Officer	0	(4)	--
Michael Eisenberg, Director	64,242,658	(5)	23.9
Eric Benhamou, Director	0		--
Alex Rogers, Director	0	(6)	--
Edward Gildea, Director	241,938	(7)	*
All directors and executive officers as a group	64,484,596	(5)	24

BCPI I, L.P. 2480 Sand Hill Road Menlo Park, CA 94025	64,242,658	(8)	23.9
Israel Seed IV, L.P. 309 Queensgate House South Church Street Georgetown, Grand Cayman, Cayman Islands	52,382,475	(9)	19.5
Harbourvest International Private Equity Partners IV Direct Fund L.P. c/o HarbourVest Partners, LLC One Financial Center 44th Floor Boston, MA 02111	51,641,214	(10)	19.2
Cisco Systems, Inc. 170 W. Tasman Drive San Jose, CA 95134	20,261,146		7.5
Star Bird Holdings Limited c/o BWCI Group, Albert House, South Esplanade, St Peter Port Guernsey GY1 3BY	17,543,187	(11)	6.5
D and A Income Limited c/o HSBC Trustee (C.I.) Limited HSBC House Esplanade St Helier Jersey JE1 1GT, Channel Islands	17,543,187	(12)	6.5

* Less than 1%.

(1)	Percentages are based on 268,420,355 shares of common stock issued and outstanding as of June 3, 2013.
(2)	Does not include options to purchase up to 6,424,266 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.
(3)	Does not include options to purchase up to 5,188,830 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.
(4)	Does not include options to purchase up to 2,223,784 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.
(5)	Represents the 64,242,658 shares of common stock held by BCPI I, L.P. See footnote (8)
(6)
Excludes the 51,641,214 shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Alex Rogers is an employee of HarbourVest Partners (Asia) Limited, a subsidiary of HarbourVest Partners, LLC, the Managing Member of HIPEP IV Direct Associates LLC, which is the General Partner of HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Mr. Rogers does not have voting power or dispositive power with respect to shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P. and disclaims beneficial ownership of the shares held by HarbourVest International Private Equity Partners IV-Direct Fund.

(7)
Includes 241,938 shares issued to Mr. Gildea in connection with the termination of his severance agreement on June 3, 2013.  The business address for Mr. Gildea is 7A Commercial Wharf West, Boston, MA 02110.

(8)
Represents 64,242,658 shares of common stock held of record by BCPI I, L.P. for itself and as nominee for other individuals and entities.  BCPI Corporation (“BCPI Corp.”) serves as the general partner to BCPI Partners I, L.P. (“BCPI GP”), which serves as the general partner to BCPI I, L.P. Michael Eisenberg and Arad Naveh, in their capacities as the directors of BCPI Corp, exercise voting and investment discretion with respect the shares of our common stock held by BCPI I, L.P.  These directors may be deemed to share voting and investment power with respect to the shares held by the BCPI I, L.P., and accordingly may be deemed to beneficially own the shares of our common stock held directly by BCPI I, L.P.  Each of Mr. Eisenberg, Mr. Naveh, BCPI Corp and BCPI GP disclaims beneficial ownership of such shares, except to the extent of his or its pecuniary interest therein.  The foregoing is based on information provided by the stockholder.

(9)
Represents 52,382,475 shares of common stock held directly by Israel Seed IV, L.P., the general partner of which is Israel Venture Partners 2000 Limited (“IVP 2000”).  Neil Cohen, Jonathan Medved and Michael Eisenberg are the current managing members of IVP 2000 and, in their capacity as such, may be deemed to share voting and dispositive power with respect to such shares, and accordingly, may be deemed to beneficially own such shares.  The foregoing is based upon information provided by the stockholder.

(10)
Voting and investment power over the securities owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P.is exercised by the Investment Committee of HarbourVest Partners, LLC, which is the Managing Member of HIPEP IV Direct Associates LLC, which is the General Partner of HarbourVest International Private Equity Partners IV-Direct Fund L.P.   John M. Toomey, Jr., William A. Johnston, Gregory V. Stento and D. Brooks Zug are the current members of the Investment Committee.  Each of HarbourVest Partners, LLC, HIPEP IV-Direct Associates LLC  and the members of the HarbourVest Partners LLC Investment Committee disclaim beneficial ownership of the shares held directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P.  The foregoing is based on information provided by the stockholder.

(11)
Star Bird Holdings Limited is a wholly-owned subsidiary of the Deutsche Bank Group International Pension Plan, of which BWCI Pension Trustees Limited (“BWCIPT”) is the sole trustee.  The board of directors of BWICPT ultimately exercises voting and investment discretion with respect to securities held by Star Bird Holdings Limited.  The foregoing information is based upon information provided by the stockholder.

(12)
D & A Income Limited (“D&A”) is wholly-owned by HSBC International Trustee Limited, Jersey Branch (“HSBC International Trustee Limited”), as the sole trustee of certain trusts.  Accordingly, HSBC International Trustee Limited may be deemed to beneficially own the shares of our common stock held directly by D&A.    The foregoing is based on information provided by the stockholder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Finjan has obtained, and we expect to continue to obtain, legal services from a law firm in which Daniel Chinn, a member of our board of directors and the Chief Executive Officer of Finjan, is a partner.  During the years ended December 31, 2012 and 2011, Finjan incurred legal fees due to such law firm in the amount of approximately $245,000 and $138,000, respectively.

On May 7, 2013, the board of directors of Finjan granted options to purchase 26 shares of its common stock to Daniel Chinn, options to purchase 21 shares of its common stock to Philip Hartstein and options to purchase 9 shares of its common stock to Shimon Steinmetz, in each case at an exercise price of $34,096.87 per share.  Pursuant to the Merger Agreement, such options were converted as a result of the Reverse Merger into options to purchase 6,424,266, 5,188,830 and 2,223,784 shares, respectively, of our common stock, at a converted exercise price of $0.137995 per share.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K under the headings “Agreement and Plan of Merger” and “Exchange Agreement”, in Item 2.01 of this Current Report on Form 8-K under the headings “MANAGEMENT”, “EXECUTIVE COMPENSATION—Consulting Agreements”, “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change-in-Control”, “EXECUTIVE COMPENSATION—Director Compensation” and “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”, and in Item 5.02 of this Current Report on Form 8-K are incorporated herein by reference.

As payment for compensation accrued and not paid since April 1, 2006 and expenses incurred but not reimbursed since April 1, 2006, we have previously disclosed an intent to pay in the future, out of available cash, a total of $150,000 to the following current and former executive officers, directors and consultants, each of whom will receive $50,000: Edward J. Gildea, John A. Walsdorf and William A. Gildea.  However, in connection with the closing of the Reverse Merger, Edward J. Gildea and William A. Gildea each waived their respective rights to receive such payment.

Marshall S. Sterman, a former director, is also currently Chairman of the Board of Urban Ag Corp, which licenses Converted Organics’ TerraSphere technology.

The above transactions were ratified by a majority of the members of our Board of Directors who were independent directors. Future transactions with our officers, directors or greater than five percent stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties, and all such transactions will be reviewed and subject to approval by our audit committee, if any, or directors serving in similar capacities, which will have access, at our expense, to our or independent legal counsel.

Other than the transactions contemplated by the Merger Agreement or otherwise described in this Current Report on Form 8-K, there has not been and there is no currently proposed transaction or series of transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any none of the following persons had or will have any direct or indirect material interest: (i) any of the Company’s directors or officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or (iii) any immediate family member of any of the foregoing persons, or any relative of such spouse.

MARKET PRICE OF OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and OTC Markets—OTCQB Tier under the symbol “COIN.”  In connection with the Reverse Merger, we changed our name to “Finjan Holdings, Inc.”  We have notified FINRA of our name change and requested that a new symbol be assigned to our common stock to reflect our new name.  However as of the date of this Report, the name change is not effective in the markets on which our securities are quoted and a new trading symbol has not been assigned.  Accordingly, our common stock will continue to trade under the name “Converted Organics, Inc.” and the symbol “COIN” until FINRA assigns a new symbol to our common stock and makes the name change effective in the market.

As of May 9, 2013, the last bid quoted for our common stock on the OTCBB and OTC Markets was $0.0024 per share.  All OTCBB and OTC Markets quotations included herein reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.  The trading market for our common stock has been extremely limited and sporadic.  We intend to apply to list our common stock for trading on a national securities exchange as soon as reasonably practicable after we meet the initial quantitative listing standards of any such exchange.  However, we cannot be certain that we will meet such initial listing standards or receive approval to list our common stock on any national securities exchange.  There can be no assurance that a market will ever develop for our common stock in the future.  The following table sets forth the high and low bids per share of our common stock as quoted on the OTCBB and OTC Markets for the periods indicated.

	High	Low
Year Ended December 31, 2011
First Quarter	$0.49	$0.31
Second Quarter	0.30	0.07
Third Quarter	0.06	0.05
Fourth Quarter	0.04	0.001

Year Ended December 31, 2012
First Quarter	$0.02	$0.01
Second Quarter	0.02	0.006
Third Quarter	0.006	0.001
Fourth Quarter	0.004	0.001

Year Ending December 31, 2013
First Quarter	$0.005	$0.001
Second Quarter (1)	0.0029	0.0016

(1)  Effective as of 12:01 a.m. on June 3, 2013 (prior to the Effective Time of the Reverse Merger), we effected a 1-for-500 reverse stock split of our common stock

Dividend Policy

We have not paid any cash dividends on our common stock to date.  The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition, and will be within the discretion of our then-existing board of directors. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, our board of directors does not anticipate paying any cash dividends to holders of our common stock in the foreseeable future.

Holders

As of May 31, 2013, there were approximately 62 holders of record of our common stock.

Securities Authorized for Issuance Under Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by stockholders (1)	778	$5,100	41,778
Equity plans not approved by stockholders (1)	19,025,710	$0.137995	26,842,036
Total	19,026,488		26,883,814

(1) On June 3, 2013, our board of directors adopted the 2013 Option Plan, subject to approval by our stockholders.  Pursuant to the Merger Agreement, options to purchase up to an aggregate of 77 shares of Finjan common stock at an exercise price of $34,096.87 per share held by Finjan's Chief Executive Officer, our President and our Chief Financial Officer immediately prior to the Effective Time were converted into options to purchase an aggregate of 19,025,710 shares of our common stock, in each case at an adjusted  converted exercise price of $0.137995, subject to further adjustment in accordance with the terms of each option award.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the registrant has made the following sales of securities that were not registered under the Securities Act:

On March 17, 2010, the Company granted 33 shares of common stock to a consultant who provided investor relations consulting services to the Company. The grant was measured using the closing price of the Company’s stock on the date of grant. The consolidated statements of operations and comprehensive loss includes a charge of $160,050 for the year ended December 31, 2010 related to this grant, which was credited to common stock and additional paid-in capital.

On October 18, 2010, the Company granted 33 shares of common stock to a consultant who provided investor relations consulting services to the Company. The grant was measured using the closing price of the Company’s stock on the date of grant. The consolidated statements of operations and comprehensive loss includes a charge of $92,400 for the year ended December 31, 2010 related to this grant, which was credited to common stock and additional paid-in capital.

On October 18, 2010, the Company and the Woodbridge, NJ Facility’s landlord (“Lessor”) entered into a Termination and Surrender Agreement (“Termination Agreement”) related to the termination of the Woodbridge, NJ Facility lease. Pursuant to the terms of the Termination Agreement, the Company agreed to issue the Lessor a total of 179 shares of Company common stock valued at $2,800 per share totaling $500,000.

On October 18, 2010, the Superior Court of the State of California for the County of Los Angeles entered an Order in the matter entitled American Capital Management, LLC (ACM) v. Converted Organics Inc. and Converted Organics of Woodbridge, LLC and Does 1-10 Inclusive (the “Order”). Pursuant to the terms of the Order, the Company agreed to issue to ACM a total of 4,145 shares of Company common stock valued at $2,715 per share totaling approximately $11,255,000 in full and final settlement of the claims related to the Woodbridge, NJ facility.

On November 12, 2010, the Company acquired 95% of TerraSphere Systems, LLC by issuing 3,635 shares of Company common stock at the closing valued at approximately $5,651,245.

On December 31, 2010, the Company acquired 83.34% of GoLocalProduceRI, LLC for $480,000 issuing 274 shares of Company common stock at $1,750 based on the 30 day average at the time of the agreement.

During 2010, the Company issued 556 shares of its common stock to a consultant providing business development services to the Company. The issuance was made pursuant to an agreement between the parties to terminate a Business Development Agreement dated January 29, 2010.  The stock payment was made at a share price of $2,700, which was the closing price of the Company’s common stock on the date of the Business Development Agreement was terminated.

During the year ended 2010, the Company issued 129 shares of common stock representing principal and interest payments of approximately $414,000 in conversion of its convertible debt obligation issued in connection with the acquisition of the Gonzales, CA facility.

The Company issued 64 shares of its common stock as severance payments to certain employees during 2010. The consolidated statements of operations and comprehensive loss includes a charge of approximately $190,000 for the year ended December 31, 2010, which was credited to common stock and additional paid-in capital.

On January 25, 2011 the Company issued 640 shares of its common stock to a consultant satisfying a $1,344,000 accrual for services rendered in connection with the settlement of certain obligations relating to the shut down of the Converted Organics of Woodbridge LLC manufacturing facility.

On June 10, 2011, the Company issued 102 shares of its common stock to vendors for services. The shares were restricted for a period of six months. The Company reduced the vendor payables by $76,250 based upon the closing price of the shares on the commitment date.

On November 23, 2011, the Company issued 907 shares of its common stock to vendors for services. The shares were restricted for a period of six months. The Company reduced the vendor payables by $7,528 based upon the closing price of the shares on the commitment date.

During the year ended December 31, 2011, the Company issued 187,581 shares of its common stock in settlement of amounts due on the convertible notes by $8,174,829.

During the year ended December 31, 2012, the Company issued 536,627,391 shares of its common stock to reduce principal of $3,975,978 on its convertible debt.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K under the headings “Agreement and Plan of Merger” and “Exchange Agreement” are incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation, as amended, and by-laws, which are filed with the SEC as exhibits to the registration statement of which this Current Report on Form 8-K is a part and of certain provisions of the Delaware General Corporation Law.  The following summary of some of the terms relating to our common stock, preferred stock, certificate of incorporation and bylaws is not complete and may not contain all the information you should consider before investing in our common stock. You should read carefully our restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this Current Report on Form 8-K is a part.

Authorized Capitalization

Our authorized capitalization consists of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share.  As of June 3, 2013, 268,420,355 shares of our common stock were outstanding and 214,733 shares and 26,842,036 shares of our common stock are reserved for issuance pursuant to our Omnibus Stock Compensation Plan, which our stockholders approved in 2010, and our 2013 Option Plan, which our board of directors approved on June 3, 2013, respectively.  No shares of preferred stock are outstanding.  As of May 31, 2013, there were 62 holders of record of our common stock.

Common Stock

Holders of our common stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders.  Our common stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of the board of directors.  Our common stock has no preemptive rights and no redemption or conversion privileges.  The holders of the outstanding shares of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders.  A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more classes or series of preferred stock.  Unless required by law or by any stock exchange on which our common stock is listed in the future, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our stockholders.  Our board of directors is able to determine, with respect to any class or series of preferred stock, the terms and rights of that series including:

•	the designation of the series;

•	the number of shares of the series;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to our common stock with respect to dividends and those distributions;

•	restrictions on the issuance of shares of the same series or any other class or series; and

•	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us. See “—Authorized but Unissued Capital Stock” below.

We have designated 17,500 shares of our preferred stock as 1% Series A Convertible Preferred Stock, or “Series A Preferred”.  All of outstanding shares of our Series A Preferred Stock were exchanged pursuant to the Exchange Agreement and, as of June 3, 2013, no shares of our Series A Preferred Stock were outstanding. Our board of directors approved, and on October 18, 2010, we filed with the Delaware Secretary of State, a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, or the “Certificate of Designation.” Each share of Series A Preferred is convertible into a number of shares of Common Stock equal to (1) the stated value of the share ($1,000), divided by (2) $0.543 (the “Conversion Price”). Holders of the Series A Preferred are entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 1% per annum (subject to increase in certain circumstances), payable annually and on each conversion date. The dividends are payable, during the first three years after issuance, at our election, and thereafter, at the election of the holder, in cash or in shares of our common stock valued at the Conversion Price (or in some combination thereof). Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the greater of: (i) $0.01 for each share of common stock underlying the Series A Preferred Stock then held by holders, or (ii) the amount the holders would have received had the holders converted the Series A Preferred Stock then held into common stock immediately prior to the liquidation, dissolution or winding-up, in each case, before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The holders of the Series A Preferred have no voting rights except with respect to specified matters affecting the rights of the Series A Preferred. As long as any shares of Series A Preferred Stock are outstanding, unless the holders of a majority-in-interest of the Series A Preferred Stock shall have otherwise given prior written consent, we may not amend our charter documents, including, without limitation, our certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the holders.  Any shares of Series A Preferred into common stock resume the status of authorized but unissued shares of preferred stock, and will no longer be designated as Series A Preferred.

Class C Warrants and Class D Warrants

General. In connection with our financing completed in May 2009, we issued Class C warrants to purchase an aggregate of 885,000 shares of common stock and Class D warrants to purchase an aggregate of 415,000 shares of common stock. The Class C warrants and Class D warrants both expire in May 2014. The initial exercise prices of the Class C warrants and Class D warrants were $1.00 per share and $1.50 per share, respectively.  The warrants are subject to anti-dilution rights, which provide that the exercise price of the warrants shall be reduced if we make new issuances of our securities, with certain exceptions, below the warrants exercise prices to the price of such lower priced issuances. The Class C warrants and Class D warrants are non-redeemable. The warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants. This option entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average price per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants.

Fundamental Transactions. If, at any time while the warrants are outstanding, we (1) effect any reverse merger or consolidation, (2) effect any sale of all or substantially all of our assets, (3) are subject to or complete a tender offer or exchange offer, (4) effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the warrant.

Class H Warrants

General. In connection with our public offering completed in October 2009, we issued Class H warrants to purchase an aggregate of 17,250,000 shares of common stock at an exercise price of $1.30 per share. The Class H warrants will expire on October 14, 2014 at 5:00 p.m., New York City time. The Class H warrants are not redeemable. The exercise price and number of shares of common stock issuable on exercise of the Class H warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, Reverse Merger or consolidation. However, the Class H warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

Exercise. No Class H warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Class H warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class H warrants. We will use our reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class H warrants until the expiration of the Class H warrants. However, we cannot assure you that we will be able to do so. The Class H warrants may be deprived of any value and the market for the Class H warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the Class H warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Class H warrants reside.

No fractional shares will be issued upon exercise of the Class H warrants. Whenever any fraction of a share of common stock would otherwise be required to be issued or distributed upon exercise of the Class H warrants, the actual issuance or distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with fractions of half of a share or less being rounded down and fractions in excess of half of a share being rounded up.

Authorized but Unissued Capital Stock

The Delaware General Corporation Law, or “DGCL,” does not require stockholder approval for any issuance of authorized shares.  Additional shares of our common stock and preferred stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a Reverse Merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemption); or

•	for transactions from which the director derived improper personal benefit.

Our restated certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL.  We will also be expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities.  We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Following completion of the Reverse Merger, we entered into indemnification agreements with Daniel Chinn, Phil Hartstein and Shimon Steinmetz. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also expect to maintain directors and officers liability insurance and to enter into similar indemnification agreements with certain directors and executive officers, including, but not limited to, Eric Benhamou, Michael Eisenberg and Alex Rogers, in each case upon their appointment to our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for our public warrants is Computershare Shareholder Services, Inc., and its wholly owned subsidiary, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021.

Registration Rights

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Registration Rights Agreement” are incorporated herein by reference.

Anti-Takeover Effects of Provisions of the Delaware General Corporate Law and our Certificate of Incorporation

Section 203 of the General Corporation Law of the State of Delaware.  We are a Delaware corporation and may in the future be subject to Section 203 of the DGCL.  In general, Section 203 provides that, subject to certain exceptions specified in the law, we may not engage in certain ‘‘business combinations’’ with any ‘‘interested stockholder’’ for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine whether shares held under the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to that time, the business combination is approved by our board of directors at an annual or special meeting of stockholders and not by written consent, and by the affirmative vote of holders of at least 66⅔% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a ‘‘business combination’’ includes a Reverse Merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an ‘‘interested stockholder’’ is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Section 203 generally makes it more difficult for a person who is or would be an ‘‘interested stockholder’’ to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in our and their best interests.

Classified Board of Directors.

Pursuant to the terms of our certificate of incorporation, our board of directors was classified with respect to the terms for which its members held office by dividing the members into three classes, with the terms of the directors of one class expiring at each annual meeting of our stockholders, subject to the appointment and qualification of their successors. As a result, the term for service on our board of directors expired for only a portion of our board of directors at each annual shareholder meeting. The classification of our board of directors into separate classes with staggered terms may have delayed or prevented a change of our board of directors as a whole or our management or a change in control of our company. Pursuant to the purchase agreement for the private placement, however, we agreed to a form of our certificate of incorporation, which declassified our board of directors. Accordingly, pursuant to our certificate of incorporation as now in effect following the consummation of the migratory Reverse Merger, each of our directors will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.

SHARES ELIGIBLE FOR FUTURE SALE

A substantial number of shares of our common stock could be sold in the public market (a) pursuant to the registration statement or (b) otherwise after the lapse of the legal restrictions described below. The sale of a substantial amount of our common stock in the public market could adversely affect the prevailing market price of our common stock.  Future sales of substantial amounts of common stock  in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

We have outstanding 268,420,355 shares of common stock.  All of the aggregate 245,604,624 shares of our common stock issued to the former shareholders of Finjan pursuant to the Merger Agreement or to Hudson Bay and Iroquois pursuant to the Exchange Agreement are “restricted securities” under Rule 144 of the Securities Act and may be sold in the public market only if registered or if they qualify for an exemption from registration, generally under Rule 144.  Pursuant to the Registration Rights Agreement, we have agreed to register 237,203,659 of the shares of our common stock issued to former shareholders of Finjan in the Reverse Merger and 21,473,628 shares issued to Hudson Bay and Iroquois pursuant to the Exchange Agreement, and upon the effectiveness of the applicable registration statement, such shares will be freely tradable without restriction under the Securities Act, subject to the Lock-Up Agreements to which certain former Finjan stockholders are a party.

Rule 144

In general, under Rule 144, an affiliate who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to sell, subject to the Lock-Up Agreements and within any three-month period, a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice of the sale with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

A person that is not an affiliate of ours at the time of, or at any time during the three months preceding, a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, may sell shares subject only to the availability of current public information about us, and any such person who has beneficially owned restricted shares of our common stock for at least one year may sell shares without restriction.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Registration Rights

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Registration Rights Agreement” are incorporated herein by reference.

Lock-up Agreements

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Lock-Up Agreement” are incorporated herein by reference.

CHANGE IN ACCOUNTING FIRM

The disclosures set forth in Item 4.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 3.02                      Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K under the headings “Agreement and Plan of Merger” and “”Exchange Agreement” and in Item 2.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 4.01                      Changes in Registrant’s Certifying Accountant

On June 3, 2013, we notified our independent registered public accounting firm, Moody, Famiglietti & Andronico, LLP (“MFA”), of our intention to engage Marcum LLP (“Marcum”) as our new independent registered public accounting firm, at which time we dismissed MFA.  Marcum served as the independent registered public accounting firm for Finjan in connection with the Reverse Merger.  The decisions to dismiss MFA and to engage Marcum were approved by our board of directors.

MFA’s reports on our balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the years then ended did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as described below.

MFA’s report with respect to the year ended December 31, 2012 contained the following explanatory paragraph: “The accompanying consolidated financial statements have been prepared assuming that Converted Organics, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty”

MFA’s report with respect to the year ended December 31, 2011 contained the following explanatory paragraphs: The accompanying consolidated financial statements have been prepared assuming that Converted Organics Inc. and subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 19, the Company has restated its 2010 consolidated financial statements to correct the misstatement of the fair value of certain acquisition consideration, the allocation of that acquisition consideration and certain amounts recorded as gain on change in fair value of derivative liability, to conform to accounting principles generally accepted in the United States of America.

During the two most recent fiscal years and through June 3, 2013 (the date of MFA’s dismissal), there were no disagreements between us and MFA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to MFA’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such periods.  Also, during such periods, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

We have authorized MFA to respond fully to the inquiries of Marcum.

We have provided MFA with the foregoing disclosures and has requested that it furnish a letter addressed to the SEC stating whether or not it agrees with the statements made by the Company herein. A copy of the response of MFA to the foregoing disclosures is attached hereto as Exhibit 16.1.

On June 3, 2013, we engaged Marcum as our new independent registered public accounting firm to audit our consolidated financial statements.  During the two most recent fiscal years and through June 3, 2013, neither the Company nor anyone acting on our behalf has consulted with Marcum regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice provided by Marcum was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01                      Changes in Control of Registrant

The disclosures set forth in Items 1.01 and 2.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosures set forth in Item 2.01 of this Current Report on Form 8-K under the headings “MANAGEMENT”, “EXECUTIVE COMPENSATION—Employment Agreements”,  “EXECUTIVE COMPENSATION—Consulting Agreements”, “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change-in-Control”, "EXECUTIVE COMPENSATION— Director and Officer Indemnification Agreements"  and “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” are incorporated herein by reference.

The descriptions of the Hartstein Consulting Agreement and the Steinmetz Consulting Agreement contained in Item 2.01 of this Current Report on Form 8-K under the heading “EXECUTIVE COMPENSATION—Consulting Agreements” do not purport to be complete and are qualified in their entireties by reference to the full text of such agreements, copies of which are filed as Exhibit 10.5 and Exhibit 10.6, respectively, hereto and are incorporated herein by reference.

The description of our Indemnification Agreements with Daniel Chinn, Phil Hartstein and Shimon Steinmetz contained in Item 2.01 of this Current Report on Form 8-K under the heading “MANAGEMENT—Director and Officer Indemnification Agreements” is incorporated herein by reference.  The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of our form of indemnification agreement, a copy of which is attached as Exhibit 10.7 hereto and is incorporated herein by reference.

The description of the 2013 Option Plan contained in Item 2.01 of this Current Report on Form 8-K under the heading “EXECUTIVE COMPENSATION—Employee Benefit Plans—2013 Option Plan” incorporated herein by reference.

Finjan has obtained, and we expect to continue to obtain, legal services from a law firm in which Daniel Chinn, our Chief Executive Officer and a member of our board of directors, is a partner.  During the years ended December 31, 2012 and 2011, Finjan paid such law firm $257,331 and $240,114, respectively.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Reverse Split

Effective as of 12:01 a.m. on June 3, 2013, as a condition to the Reverse Merger, the Company filed a Certificate of Amendment to its Certificate of Incorporation to reflect the Reverse Split.  The disclosures set forth in Item 2.01 of this Current Report on Form 8-K under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Recent Developments—Reverse Split” are incorporated herein by reference.

Name Change

Effective June 3, 2013, immediately following the Reverse Merger, the Company changed its name to Finjan Holdings, Inc.  The name change was effected through a short-form merger pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”) by merging a wholly owned subsidiary of the Company with and into the Company, with the Company as the surviving corporation in the merger.  Under the DGCL, the short-form merger did not require stockholder approval and had the effect of amending the Company’s post-Reverse Split certificate of incorporation to reflect the new legal name of the Company.  A copy of the Certificate of Ownership and Merger effecting the name change, as filed with the Secretary of State of the State of Delaware on June 3, 2013, is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

The short-form merger and resulting name change do not affect the rights of the Company’s security holders. With the exception of the name change, there were no other changes to the Company’s post-Reverse Split certificate of incorporation or bylaws.  The Company’s common stock will continue to trade on the OTC Bulletin Board and OTC Markets – OTCQB tier.  We have notified FINRA  of our name change and requested that a new symbol be assigned to our common stock to reflect our new name.  However as of the date of this Report, the name change is not effective in the markets on which our securities are quoted and a new trading symbol has not been assigned.  Accordingly, our common stock will continue to trade under the name “Converted Organics, Inc.” and the symbol “COIN” until FINRA assigns a new symbol to our common stock and makes the name change effective in the market.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements: Finjan’s audited consolidated financial statements for the fiscal years ended December 31, 2012 and 2011 are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b) Pro forma financial information: Unaudited pro forma consolidated financial information regarding the registrant and Finjan are filed in this Current Report on Form 8-K as Exhibit 99.2.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 3, 2013, by and among Converted Organics, Inc. (now known as Finjan Holdings, Inc.) (the “Company”), COIN Merger Sub, Inc., and Finjan, Inc.
3.1	Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 3, 2013
3.2	Certificate of Ownership and Merger, as filed with the Secretary of State of the State of Delaware on June 3, 2013
10.1	Exchange Agreement, dated as of June 3, 2013, by and among the Company, Hudson Bay Master Fund Ltd. and Iroquois Master Fund Ltd.
10.2
Closing Agreement, dated as of June 3, 2013, by and among the Company, Hudson Bay Master Fund Ltd., Iroquois Master Fund Ltd., the former stockholders of Finjan, Inc., and Michael Eisenberg, as the stockholder representative of the former stockholders of Finjan, Inc.

10.3	Form of Registration Rights Agreement, dated as of June 3, 2013, by and between the Company and certain stockholders of the Company
10.4	Form of Lock-Up Agreement, dated as of June 3, 2013, by and between the Company and certain stockholders of the Company
10.5	Consulting Agreement, dated as of March 29, 2013, by and between Finjan, Inc. and Philip Hartstein
10.6	Consulting Agreement, dated as of March 28, 2013, by and between Finjan, Inc. and Shimon Steinmetz
10.7	Finjan Holdings, Inc. 2013 Global Share Option Plan
16.1	Letter from Moody, Famiglietti & Andronico, LLP, dated June 3, 2013
99.1
Audited consolidated financial statements of Finjan, Inc. for the fiscal years ended December 31, 2012 and 2011 and the unaudited consolidated financial statements of Finjan, Inc. as of and for the three months ended March 31, 2013 and 2012.

99.2	Unaudited pro forma consolidated financial information regarding the Company and Finjan, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Finjan Holdings, Inc.

Date: June 3, 2013	By:	/s/ Philip Hartstein
Name: Philip Hartstein
Title: President

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 3, 2013, by and among Converted Organics, Inc. (now known as Finjan Holdings, Inc.) (the “Company”), COIN Merger Sub, Inc., and Finjan, Inc.
3.1	Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 3, 2013
3.2	Certificate of Ownership and Merger, as filed with the Secretary of State of the State of Delaware on June 3, 2013
10.1	Exchange Agreement, dated as of June 3, 2013, by and among the Company, Hudson Bay Master Fund Ltd. and Iroquois Master Fund Ltd.
10.2
Closing Agreement, dated as of June 3, 2013, by and among the Company, Hudson Bay Master Fund Ltd., Iroquois Master Fund Ltd., the former stockholders of Finjan, Inc., and Michael Eisenberg, as the stockholder representative of the former stockholders of Finjan, Inc.

10.3	Form of Registration Rights Agreement, dated as of June 3, 2013, by and between the Company and certain stockholders of the Company
10.4	Form of Lock-Up Agreement, dated as of June 3, 2013, by and between the Company and certain stockholders of the Company
10.5	Consulting Agreement, dated as of March 29, 2013, by and between Finjan, Inc. and Philip Hartstein
10.6	Consulting Agreement, dated as of March 28, 2013, by and between Finjan, Inc. and Shimon Steinmetz
10.7	Finjan Holdings, Inc. 2013 Global Share Option Plan
16.1	Letter from Moody, Famiglietti & Andronico, LLP, dated June 3, 2013
99.1
Audited condensed financial statements of Finjan, Inc. for the fiscal years ended December 31, 2012 and 2011 and the unaudited condensed financial statements of Finjan, Inc. as of and for the three months ended March 31, 2013 and 2012.

99.2	Unaudited pro forma condensed financial information regarding the Company and Finjan, Inc.